SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.1)

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AMERISTAR CASINOS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERISTAR CASINOS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 18, 2003

To the Stockholders of Ameristar Casinos, Inc.

      The Annual Meeting of Stockholders of Ameristar Casinos, Inc. will be held at 2:00 p.m. (local time) on Friday, July 18, 2003, at the Venetian Hotel, 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for the following purposes:

1.	To elect two Class B Directors to serve for a three-year term;

2.	To approve an amendment to the Company’s Amended and Restated 1999 Stock Incentive Plan; and

3.	To transact any other business which may properly come before the meeting or any adjournments or postponements thereof.

      A proxy statement containing information for stockholders is annexed hereto and a copy of the Annual Report of the Company for the fiscal year ended December 31, 2002 is enclosed herewith.

      The Board of Directors has fixed the close of business on May 20, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

      Whether or not you expect to attend the meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

By order of the Board of Directors

CRAIG H. NEILSEN
President and Chief Executive Officer

Las Vegas, Nevada

May 19, 2003

AMERISTAR CASINOS, INC.

3773 Howard Hughes Parkway
Suite 490 South
Las Vegas, Nevada 89109
(702) 567-7000

PROXY STATEMENT

GENERAL INFORMATION

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameristar Casinos, Inc. (“ACI” or the “Company”), a Nevada corporation, for use only at its Annual Meeting of Stockholders to be held on Friday, July 18, 2003, or any adjournments or postponements thereof (the “Annual Meeting”). It is anticipated that this proxy statement and accompanying proxy card will first be mailed to stockholders on or about June 3, 2003.

      Shares may not be voted unless the signed proxy card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with the Secretary of ACI a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. Stockholders whose shares are held in street name should consult with their brokers or other nominees concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy card will be voted as directed by the stockholder on the proxy card. If no choice is specified, proxies will be voted “for” the persons nominated by the Board of Directors and “for” the approval of the amendment to the Company’s Amended and Restated 1999 Stock Incentive Plan.

      In addition to soliciting proxies by mail, Company officers, Directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The total cost of solicitation of proxies will be borne by ACI. Although there are no formal agreements to do so, it is anticipated that ACI will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

      Only stockholders of record at the close of business on May 20, 2003 are entitled to receive notice of and to vote at the Annual Meeting. As of April 22, 2003, the Company had 26,283,620 shares of Common Stock outstanding, which constituted all of the outstanding voting securities of the Company. Each share outstanding on the record date is entitled to one vote on each matter. A majority of the shares of Common Stock outstanding on the record date and represented at the Annual Meeting in person or by proxy will constitute a quorum for the transaction of business.

      Directors are elected by a plurality of votes cast. Stockholders may not cumulate their votes in the election of directors. Under Nevada law, the affirmative vote of a majority of the votes actually cast on the proposal to approve the amendment to the Amended and Restated 1999 Stock Incentive Plan and generally on any other proposal that may be presented at the Annual Meeting will constitute the approval of the stockholders. Such approval will also satisfy the requirements of The Nasdaq Stock Market, Inc. for the continued designation of the Common Stock as a National Market Security and the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, applicable to the deductibility of certain compensation paid to executive officers.

      A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal or matter, and so notifies the Company, because the nominee does not have discretionary voting power with respect to that proposal or matter and has not received voting instructions from the beneficial owner. Abstentions and broker “non-votes” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted in any of the matters being voted upon at the Annual Meeting. Thus, abstentions and broker “non-votes” will have no effect on the election of Directors or the vote on the proposal to approve the amendment to the Amended and Restated 1999 Stock Incentive Plan.

      Craig H. Neilsen, the Chairman of the Board, President and Chief Executive Officer of the Company, owns 15,479,200 shares of the Company’s Common Stock, which represented approximately 58.9% of the voting power of the Company as of April 22, 2003. Mr. Neilsen intends to vote all such shares “for” the election as Directors of the persons nominated by the Board of Directors and the approval of the amendment to the Amended and Restated 1999 Stock Incentive Plan. Mr. Neilsen’s vote will be sufficient to cause the election of the Directors nominated by the Board of Directors and the approval of such amendment.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information Concerning the Nominees

      The Company’s Articles of Incorporation provide that the Board of Directors shall be classified, with respect to the time for which the Directors severally hold office, into three classes, as nearly equal in number as possible as the total number of Directors constituting the entire Board permits. The authorized number of Directors is currently set at six. Of the six incumbent Directors, two are Class B Directors whose terms are expiring in 2003 and who have been nominated for re-election by the Company as described below. Biographical information concerning the nominees and the other Directors of the Company is set forth under the caption “Directors and Executive Officers.” See “Security Ownership of Certain Beneficial Owners and Management” for information regarding each such person’s holdings of Common Stock.

      The Board of Directors has nominated each of the incumbent Class B Directors to be elected for a term expiring at the 2006 Annual Meeting of Stockholders and until such person’s successor has been duly elected and qualified, or until his or her earlier death, resignation or removal. The incumbent Class B Directors nominated are Thomas M. Steinbauer and Leslie Nathanson Juris.

      The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should the nominees named herein become unable or unwilling to accept nomination or election, the persons named as proxies will vote instead for such other person(s) as the Board of Directors may recommend.

      The Board of Directors recommends a vote “FOR” the election of the above-named nominees as Directors.

Directors and Executive Officers

      The following sets forth certain information as of April 22, 2003 with regard to each of the Directors and executive officers of the Company. The terms of office of the Class A, B and C Directors expire in 2005, 2003 and 2004, respectively.

Name	Age	Position

Craig H. Neilsen	61	Chairman of the Board, President, Chief Executive Officer and Class C Director
Gordon R. Kanofsky	47	Executive Vice President
Thomas M. Steinbauer	52	Senior Vice President of Finance, Treasurer, Secretary and Class B Director
Angela R. Baker	38	Senior Vice President of Operations
Peter C. Walsh	46	Senior Vice President and General Counsel
Larry A. Hodges*	54	Class A Director
Joseph E. Monaly*	67	Class C Director
Leslie Nathanson Juris	56	Class B Director
W. Bruce Turner*	43	Class A Director

*	Member of the Audit and Compensation Committees.

      Mr. Neilsen has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in August 1993. Since May 1984, Mr. Neilsen has been the President and Chairman of the Board of Directors of Cactus Pete’s, Inc., a predecessor and now a subsidiary of the Company. Mr. Neilsen has also been the President and sole director of each of the Company’s other subsidiaries since its inception. Mr. Neilsen has been actively involved in the development and operation of all of the Company’s properties for more than 15 years. Mr. Neilsen also owns a controlling interest in several other closely held entities, most of which are engaged in real estate development and management operations unrelated to the business of the Company. Since 1987, Mr. Neilsen has devoted substantially all of his business time to the affairs of the Company.

      Mr. Kanofsky has been Executive Vice President of the Company since March 2002. Prior to that time, Mr. Kanofsky served as the Company’s Senior Vice President of Legal Affairs since September 1999. Mr. Kanofsky was in private law practice in Washington, D.C. and Los Angeles, California from 1980 to September 1999. While in private practice, Mr. Kanofsky represented the Company beginning in 1993. Mr. Kanofsky also represented several other gaming industry clients while in private practice. Mr. Kanofsky is a graduate of the Duke University School of Law and holds an undergraduate degree from Washington University in St. Louis.

      Mr. Steinbauer has been Senior Vice President of Finance of the Company since 1995 and Treasurer and a Director since its inception. Mr. Steinbauer was appointed as Secretary of the Company in June 1998. He served as Vice President of Finance and Administration and Secretary of the Company from its inception until 1995. Mr. Steinbauer has more than 20 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, Mr. Steinbauer was Vice President of Finance for Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August 1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven different hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally’s Reno from 1987 to 1988. Prior to that time, Mr. Steinbauer was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton. Mr. Steinbauer holds Bachelor of Science degrees in Business Administration and Accounting from the University of Nebraska-Omaha. Mr. Steinbauer has previously announced his intention to leave the Company at an unspecified date and the Company is seeking a replacement for him.

      Ms. Baker was promoted to Senior Vice President of Operations of the Company in January 2002 and is responsible for overseeing the Company’s operations as well as the operational aspects of the Company’s construction projects. Ms. Baker has been with the Company or its predecessor, Cactus Pete’s, Inc., in various capacities since 1984. Most recently, Ms. Baker was Vice President of Hotel Operations since joining the corporate office in January 2001. Ms. Baker was also instrumental in assisting with the operational transition of the Missouri properties upon their acquisition by the Company in December 2000. Ms. Baker served as the Senior Vice President and General Manager of The Reserve Hotel & Casino in Henderson, Nevada from 1997 until its sale by the Company in January 2001, and was the General Manager of the Company’s Jackpot properties from 1995 until moving to The Reserve in 1997. Ms. Baker served in various capacities at the Jackpot properties prior to becoming the General Manager.

      Mr. Walsh joined the Company as Senior Vice President and General Counsel in April 2002. From June 2001 to April 2002, he was in private law practice in Las Vegas, Nevada. Mr. Walsh was Assistant General Counsel of MGM MIRAGE from June 2000 to June 2001, also serving as Vice President of that company from December 2000 to June 2001. He was Assistant General Counsel of Mirage Resorts, Incorporated from 1992 until its acquisition by MGM MIRAGE in May 2000. Mr. Walsh is a graduate of UCLA School of Law and holds an undergraduate degree from Loyola Marymount University in Los Angeles.

      Mr. Hodges became a Director of the Company in March 1994. Mr. Hodges has more than 30 years’ experience in the retail food business. He was President and Chief Executive Officer of Mrs. Fields Original Cookies, Inc. from April 1994 to May 2003, after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. From February 1990 to October 1991, Mr. Hodges served as president of his own company, Branshan Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Mr. Hodges’ first management position was Vice President of Marketing for Alpha Beta Co., a major operator of grocery stores in the West. Mr. Hodges is also a director of Successories Inc., a manufacturer of motivational home and office décor.

      Mr. Monaly became a Director of the Company in April 2001. Mr. Monaly retired in 1989 as an audit partner with Arthur Andersen LLP where he had international responsibility for the firm’s gaming industry practice. He has over 20 years’ experience in auditing and consulting with gaming companies. He co-authored with leaders of the industry the first authoritative audit and accounting guide for gaming under the auspices of the American Institute of Certified Public Accountants. He has served on various commissions and municipal task forces since his retirement from public accounting. Mr. Monaly is a graduate of the University of Southern California where he earned a Bachelor of Science degree in Accounting.

      Ms. Nathanson Juris was elected by the Board of Directors as a Director of the Company in May 2003 to fill a vacancy on the Board. She has over 23 years of experience as a consultant in the areas of implementing strategy and managing complex organizational change. She works with executives to develop strategy, structure, succession, culture and practices to improve organizational performance. Since June 1999, she has been President of Nathanson/Juris Consulting, where she advises executives of both publicly and privately held companies in a broad range of industries. From 1994 to June 1999, she was Managing Partner of Roberts, Nathanson & Wolfson Consulting, Inc. (now known as RNW Consulting), a management consulting firm. Ms. Nathanson Juris holds a Bachelor of Science degree from Tufts University, a Master of Arts degree specializing in management and education from Northwestern University and a Ph.D. degree specializing in organizational behavior from Northwestern University. She is also a director of Successories Inc. and Chas. Levy Company LLC, a nationwide distributor of books and magazines.

      Mr. Turner became a Director of the Company in May 2001. Since October 1999, Mr. Turner has served as a director of GTECH Holdings Corporation, a supplier of online lottery systems and services, including serving as its Chairman of the Board from June 2000 through August 2002 and its interim CEO from July 2000 through March 2001. In August 2002, Mr. Turner was appointed as the President and Chief Executive Officer of GTECH, and he also served as the President, Chief Executive Officer and Chief Operating Officer of GTECH from July 2000 to March 2001. Prior to joining GTECH, Mr. Turner worked as an investment analyst in the gaming and leisure industry. Mr. Turner was most recently a Managing Director with Salomon

Smith Barney (previously Salomon Brothers), which he joined in 1994 as a Vice President of Equity Research. Prior to joining Salomon Smith Barney, Mr. Turner served as the Director of Leisure Equity Research with Raymond James & Associates, a regional financial institution in St. Petersburg, Florida. Mr. Turner is a graduate of the U.S. Military Academy at West Point. He also received a Masters degree in Management and Supervision from Central Michigan University and a Masters in Business Administration degree from the University of Tampa.

      Officers serve at the discretion of the Board of Directors.

Key Personnel

      The table below sets forth information about key management personnel of the Company.

Name	Age	Position

Ursula Conway	47	Chief Information Officer
Richard deFlon	49	Senior Vice President of Design
Paul Eagleton	39	Vice President of Marketing
Thomas Malone	44	Vice President and Controller
Alan Rose	54	Senior Vice President of Construction

      Ms. Conway joined the Company in 2000 as Vice President of Information Technology and was promoted to Chief Information Officer in November 2002. In this position, she is responsible for overseeing the information technology needs of the Company and its subsidiaries. Ms. Conway led the information technology systems conversion of Ameristar Casino Hotel Kansas City and Ameristar Casino St. Charles following the acquisition of those properties in 2000 and also played an integral role in the opening the new Ameristar Casino St. Charles in August 2002. Prior to joining the Company, Ms. Conway held several positions with Mirage Resorts, Incorporated and consulted with Resources Connection, Arthur Young and Coopers & Lybrand. In her previous positions, Ms. Conway led major software development efforts, restructured IT service organizations, opened major gaming properties (Treasure Island and Bellagio), and prepared tactical and strategic technology plans for an assortment of companies. Ms. Conway, a certified public accountant, holds a Bachelor of Science degree in Management Information Systems from the University of Arizona where she now serves on the MIS Department Board of Advisors.

      Mr. deFlon joined the Company as Senior Vice President of Design in October 2001. He is responsible for overseeing all aspects of project design for the Company’s properties and is also involved in various other development opportunities for the Company. Prior to joining the Company, Mr. deFlon was a principal partner of Devine deFlon Yaeger, Inc., an architectural firm. Prior to leading Devine deFlon Yaeger, Inc., Mr. deFlon served as a Vice President and Director of Sports Practice at the leading architectural and design firm Ellerbe Becket. Prior to his association with Ellerbe Becket, Mr. deFlon was a founding principal and Senior Vice President at the architectural and design firm HOK’s Sports Facilities Group. In his previous positions, Mr. deFlon played a leading role in the design of such projects as the MGM Grand Garden Arena in Las Vegas, the Olympic Stadium in Atlanta, Georgia and Oriole Park at Camden Yards in Baltimore, Maryland. Mr. deFlon holds Bachelor of Science degrees in Architecture and Environmental Design from the University of Kansas.

      Mr. Eagleton has been the Company’s Vice President of Marketing since 1999. Before joining the Company, he served from 1995 to 1999 as Senior Vice President of Television Marketing for Rysher Entertainment, then a division of Cox Broadcasting. He has also held marketing and sales positions with ITC Entertainment (Polygram/ Universal), Fox Broadcasting and American Motors (Chrysler). Mr. Eagleton earned a Masters in Business Administration degree in Marketing from the University of Michigan, Ann Arbor, and an undergraduate degree from the University of California, Los Angeles.

      Mr. Malone became the Company’s Vice President and Controller in July 2002. In such capacity, he is responsible for the accounting and financial reporting functions of the Company and its subsidiaries. Mr. Malone joined the Company in June 2001 and served as Director of Internal Audit until his promotion.

Prior to joining the Company, he was a partner with KPMG, a “big-four” accounting and consulting firm with extensive international clientele. Mr. Malone has more than 15 years of domestic and international experience in audit and assurance-related services within the hospitality, construction and real estate industries. Mr. Malone has a Bachelor of Science degree in Accounting from the University of Illinois.

      Mr. Rose joined the Company as Senior Vice President of Construction in May 2001 and is responsible for directing construction activities at all of the Company’s properties. Mr. Rose has more than 30 years of construction management experience in the hospitality and entertainment industries. Prior to joining the Company, he was Vice President of Walt Disney Imagineering and managed major projects ranging in size from $100 million to $300 million. He has been involved in the concept, design and construction of hotels and resorts in Florida and California, including the Grand California Hotel and Downtown Disney, the Coronado Springs Hotel, City of Celebration, BoardWalk Inn and Villas, the Disney Institute and Villas at Vero Beach Resort, as well as the Hilton Head Island Resort in South Carolina. Mr. Rose has a Bachelor of Science degree in Civil Engineering from The Ohio State University.

Board of Directors and Committees

      Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. Each Director who is not employed by the Company (referred to as an “Outside Director”) receives an annual Director’s fee of $30,000, paid quarterly, plus $1,000 for each Board meeting (and each Board committee meeting held other than in conjunction with a Board meeting) attended in person. The Chairman of the Audit Committee receives an additional annual fee of $5,000 for service in such capacity. Pursuant to the Company’s 2002 Non-Employee Directors’ Stock Election Plan, each Outside Director may elect to be paid all or a portion of his Director’s fee in shares of the Company’s Common Stock in lieu of cash.

      The Board has adopted a general policy of granting options to purchase 10,000 shares of Common Stock to each new Outside Director who joins the Board and options to purchase 7,500 shares of Common Stock to each Outside Director on the date of each annual meeting of stockholders so long as such Outside Director has held such position for at least six months. All options granted pursuant to the policy vest on the first anniversary of the grant date. The Company also reimburses each Outside Director for reasonable out-of-pocket expenses incurred in his capacity as a member of the Board or its committees. No payments are made for participation in telephonic meetings of the Board or its committees or actions taken in writing. The Board held four meetings during 2002.

      Mr. Monaly served as the Chairman, and Messrs. Hodges and Turner served as members, of the Audit Committee during 2002. Each of the members of the Audit Committee is “independent,” as such term is defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc.’s listing standards. The Board of Directors adopted a written charter for the Audit Committee in May 2000, which it amended in June 2002. The Audit Committee Charter, as amended, is included as Appendix A hereto. The functions of the Audit Committee include selecting the Company’s independent public accountants and approving the terms of their engagement, approving the terms of any other services to be rendered by the independent public accountants, discussing with the independent public accountants the scope and results of their audit, reviewing the Company’s audited financial statements, considering matters pertaining to the Company’s accounting policies, reviewing the adequacy of the Company’s system of internal controls and providing a means for direct communication between the independent public accountants and the Board of Directors. The Audit Committee held five meetings during 2002.

      Mr. Hodges served as the Chairman, and Messrs. Monaly and Turner served as members, of the Compensation Committee during 2002. The Board of Directors has adopted a written charter for the Compensation Committee, which is included as Appendix B hereto. The functions of the Compensation Committee include reviewing and approving compensation for the Chief Executive Officer and other executive officers, reviewing and making recommendations with respect to the executive compensation and benefits philosophy and strategy of the Company, administering the Company’s stock-based incentive compensation plans and selecting participants for the Company’s Deferred Compensation Plan. The Compensation Committee held seven meetings during 2002.

      The Company has no nominating committee or committee performing similar functions.

      In light of the addition of Ms. Nathanson Juris as an Outside Director, the Board expects to reconsider the composition of the Board committees following the Annual Meeting.

      Each Director attended all of the meetings of the Board of Directors and each committee thereof on which such Director served during 2002, except that Mr. Turner did not attend one Audit Committee meeting and one Compensation Committee meeting.

      The Company’s Gaming Compliance Program requires one of the members of the Company’s Compliance Committee to be an Outside Director of the Company. Mr. Hodges has been appointed by the Board of Directors as the chairman of the Compliance Committee. For these additional services as a Director, Mr. Hodges receives compensation of $1,000 per meeting, whether attended in person or by telephone. The Compliance Committee held four meetings during 2002. Mr. Steinbauer is also a member of the Compliance Committee, but he does not receive any separate compensation for these services.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information as of April 11, 2003 concerning “beneficial” ownership of the Common Stock, as that term is defined in the rules and regulations of the Securities and Exchange Commission, by: (i) all persons known by the Company to be beneficial owners of more than 5% of the outstanding Common Stock, (ii) each Director, (iii) each executive officer and (iv) all executive officers and Directors as a group. The persons named in the table have sole voting and investment power with respect to all shares beneficially owned, unless otherwise indicated.

	Common Stock		Percent of
	Beneficially		Outstanding
Name of Beneficial Owner	Owned		Common Stock

Craig H. Neilsen	15,479,200	(1)	58.9%
Kornitzer Capital Management, Inc.	1,569,809	(2)	6.0%
Capital Research and Management Company	1,388,140	(3)	5.3%
Gordon R. Kanofsky	54,600	(4)	(5)
Thomas M. Steinbauer	26,200	(6)	(5)
Angela R. Baker	55,323	(7)	(5)
Peter C. Walsh	25,000	(4)	(5)
Larry A. Hodges	40,500	(4)	(5)
Joseph E. Monaly	18,000	(8)	(5)
Leslie Nathanson Juris	0		—
W. Bruce Turner	18,916	(8)	(5)
All executive officers and Directors as a group (9 persons)	15,717,739		59.3%

(1)	Mr. Neilsen’s mailing address is c/o Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89109.

(2)	Kornitzer Capital Management, Inc.’s mailing address is 5420 West 61st Place, Shawnee Mission, Kansas 66205. Information regarding Kornitzer Capital Management, Inc., a registered investment adviser, is as of December 31, 2002 and is derived from its Schedule 13G filed with the Securities and Exchange Commission.

(3)	Capital Research and Management Company’s mailing address is 333 South Hope Street, Los Angeles, California 90071. Information regarding Capital Research and Management Company, a registered investment adviser, is as of December 31, 2002 and is derived from its Schedule 13G filed with the Securities and Exchange Commission.

(4)	Consists solely of shares which may be acquired within 60 days of April 11, 2003 upon exercise of stock options.

(5)	Consists of less than 1% of the outstanding shares of Common Stock.

(6)	Includes 25,700 shares which may be acquired within 60 days of April 11, 2003 upon exercise of stock options and 500 shares held jointly by Mr. Steinbauer and his wife and with respect to which Mr. and Mrs. Steinbauer have shared voting and investment power.

(7)	Includes 55,123 shares which may be acquired within 60 days of April 11, 2003 upon exercise of stock options.

(8)	Includes 17,500 shares which may be acquired within 60 days of April 11, 2003 upon exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      To the best of the Company’s knowledge, all filings for the year 2002 required to be made by the Company’s executive officers and Directors under Section 16(a) of the Securities Exchange Act of 1934, as amended, were made on a timely basis.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO

AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN

      In January 2003, the Board of Directors unanimously adopted, subject to stockholder approval at the Annual Meeting, an amendment (the “Amendment”) to the Ameristar Casinos, Inc. Amended and Restated 1999 Stock Incentive Plan (as amended by the Amendment, the “Plan”). The Amendment increases the number of shares available to be issued under the Plan by 900,000. The primary reason for the Amendment is to allow for the grant of awards under the Plan to employees of the Company and other eligible participants on an ongoing basis.

      The Plan is designed to (i) enable the Company and Related Companies (as defined below) to attract, motivate and retain top-quality directors, officers, employees, consultants, advisers and independent contractors, (ii) provide substantial incentives for such persons to act in the best interests of the stockholders of the Company and (iii) reward extraordinary effort by such persons on behalf of the Company or a Related Company. The Plan provides for awards in the form of stock options, which may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options, or restricted stock.

      As of April 11, 2003, there were options outstanding under the Plan and the Management Stock Option Incentive Plan, the Company’s previous stock option plan, exercisable for 2,787,435 shares of Common Stock with per-share exercise prices ranging from $2.64 to $29.80 (with a weighted average exercise price of $11.77) and with expiration dates ranging from 2003 to 2013. The Plan and the Management Stock Option Incentive Plan are collectively referred to below as the “Plans.” As of April 11, 2003, 1,018,204 shares of Common Stock had been issued upon the exercise of stock options granted under the Plans. No shares of restricted stock have been granted under the Plan. Prior to the adoption of the Amendment, the Plan authorized the issuance of up to 4,600,000 shares of Common Stock in connection with awards under the Plan, subject to a maximum of 4,600,000 shares issuable under both Plans. As amended, the Plan authorizes the issuance of up to 5,500,000 shares of Common Stock in connection with awards under the Plan, subject to a maximum of 5,500,000 shares issuable under both Plans. Thus, the amendment increases the number of shares issuable under the Plan (and Plans) by 900,000 shares. The Board of Directors believes that the Plan has aided the Company in attracting, motivating and retaining quality employees and management personnel.

      The Board of Directors unanimously recommends a vote “FOR” the approval of the Amendment.

Principal Provisions of the Plan

      The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as Appendix C to this Proxy Statement.

      Shares. The total number of shares of Common Stock available for distribution under the Plan, as amended by the Amendment, is 5,500,000; provided, however, that no award of stock options or restricted stock may be made under the Plan at any time if, after giving effect to such award, (i) the total number of shares of Common Stock issued upon the exercise of options under the Plans plus (ii) the total number of shares of Common Stock issuable upon exercise of all outstanding options under the Plans plus (iii) the total number of shares of Common Stock underlying awards of restricted stock under the Plan (whether or not the applicable restrictions have lapsed) would exceed 5,500,000.

      Shares awarded under the Plan may be authorized and unissued shares or treasury shares. If shares subject to an option under the Plan cease to be subject to such option, or shares under the Plan are forfeited, such shares will again be available for future distribution under the Plan, unless the forfeiting participant received any benefits of ownership such as dividends from the forfeited award.

      Administration. The Plan provides for it to be administered by the Compensation Committee of the Board of Directors or such other committee of directors as the Board shall designate, which committee shall consist solely of not less than two “non-employee directors” (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor rule (“Rule 16b-3”)) who shall serve at the pleasure of the Board, each of whom shall also be an “outside director” within the meaning of Section 162(m) of the Code and Section 1.162-27 of the Treasury Regulations or any successor provision(s) thereto (“Section 162(m)”). However, if there are not two persons on the Board who meet the foregoing qualifications, any such committee may be comprised of two or more directors of the Company, none of which is an officer (other than a non-employee Chairman of the Board of the Company) or employee of the Company or a Related Company. If no such committee has been appointed by the Board, the Plan will be administered by the Board. Such committee as shall be designated to administer the Plan or the Board is hereinafter referred to as the “Committee.”

      The Plan is currently administered by the Compensation Committee, which is comprised of the Company’s three independent directors, each of whom is a non-employee director as defined for purposes of Rule 16b-3 and an outside director as defined for purposes of Section 162(m).

      The Committee is authorized to, among other things, set the terms of awards to participants and waive compliance with the terms of such awards. The provisions attendant to the grant of an award under the Plan may vary from participant to participant. The Committee has the authority to interpret the Plan and adopt administrative regulations. The Committee may from time to time delegate to one or more officers of the Company any or all of its authority under the Plan, except with respect to awards granted to persons subject to Section 16 of the Exchange Act. The Committee must specify the maximum number of shares that the officer or officers to whom such authority is delegated may award, and the Committee may in its discretion specify any other limitations or restrictions on the authority delegated to such officer or officers.

      Participation. The Committee may make awards to any directors, officers, employees, consultants, advisers and independent contractors of the Company or a Related Company, all of whom are eligible to participate in the Plan. A “Related Company” is any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, at least a 20% beneficial ownership interest. The participants in the Plan are selected from among those eligible in the sole discretion of the Committee.

     Awards to Participants

     1.     Stock Options

      Incentive stock options (“ISOs”) and non-qualified stock options may be granted for such number of shares of Common Stock as the Committee determines, provided that no participant may be granted stock options in any calendar year exercisable for more than 1,000,000 shares of Common Stock. A stock option will be exercisable at such times, over such term and subject to such terms and conditions as the Committee determines. The exercise price of stock options is determined by the Committee.

      The exercise price of an ISO may not be less than the per-share fair market value of the Common Stock on the date of grant, or 110% of such fair market value if the recipient owns, or would be considered to own by reason of Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a “10% Stockholder”). In addition, an ISO may not be exercisable more than 10 years after the date such ISO is awarded (five years after the date of award if the recipient is a 10% Stockholder). An ISO also may not be transferable other than by will or by the laws of descent and distribution. The aggregate fair market value (determined as of the time a stock option is granted) of Common Stock with respect to which ISOs are exercisable for the first time by a participant in any calendar year (under the Plan and any other plans of the Company or any subsidiary or parent corporation) may not exceed $100,000.

      Payment of the exercise price may be made in such manner as the Committee may provide, including cash or delivery of shares of Common Stock already owned or subject to award under the Plan. The Committee may provide that all or part of the shares received upon exercise of an option using restricted stock will be restricted stock.

      Upon an optionee’s termination of employment or other qualifying relationship, the option will be exercisable to the extent determined by the Committee; provided, however, that unless employment or such other qualifying relationship is terminated for cause (as may be defined by the Committee in connection with the grant of any stock option), the stock option will remain exercisable (to the extent that it was otherwise exercisable on the date of termination) for at least six months from the date of termination if termination was caused by death or disability or at least 90 days from the date of termination if termination was caused by other than death or disability. The Committee may provide that an option that is outstanding on the date of an optionee’s death will remain outstanding for an additional period after the date of such death, notwithstanding that such option would expire earlier under its terms.

      A stock option agreement for a non-qualified option may permit an optionee to transfer the stock option to his or her children, grandchildren or spouse (“Immediate Family”), to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships or limited liability companies in which such Immediate Family members are the only partners or members if (i) the agreement setting forth the stock option expressly provides that the option may be transferred only with the express written consent of the Committee, and (ii) the optionee does not receive any consideration in any form whatsoever for such transfer other than the receipt of an interest in the trust, partnership or limited liability company to which the non-qualified option is transferred. Any stock option so transferred will continue to be subject to the same terms and conditions as were applicable to the option immediately prior to its transfer. Except as described above, stock options are not transferable by the optionee otherwise than by will or by the laws of descent and distribution.

     2.     Restricted Stock

      In making an award of restricted stock, the Committee will determine the periods, if any, during which the stock is subject to forfeiture, and the purchase price, if any, for the stock. The vesting of restricted stock may be unconditional or may be conditioned upon the completion of a specified period of service with the Company or a Related Company, the attainment of specific performance goals or such other criteria as the Committee may determine.

      During the restricted period, the award holder may not sell, transfer, pledge or assign the restricted stock, except as may be permitted by the Committee. The certificate evidencing the restricted stock will be registered in the award holder’s name, although the Committee may direct that it remain in the possession of the Company until the restrictions have lapsed. Except as may otherwise be provided by the Committee, upon the termination of the award holder’s service with the Company or a Related Company for any reason during the period before all restricted stock has vested, or in the event the conditions to vesting are not satisfied, all restricted stock that has not vested will be subject to forfeiture and the Committee may provide that any purchase price paid by the award holder, or an amount equal to the restricted stock’s fair market value on the date of forfeiture, if lower, will be paid to the award holder. During the restricted period, the award holder will have the right to vote the restricted stock and to receive any cash dividends, if so provided by the Committee. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant, unless otherwise provided by the Committee.

      Acceleration of Vesting in Certain Circumstances. Unless the Committee expressly determines otherwise, in the event of any “change in control” or “corporate transaction” (each as defined in the Plan): (i) each stock option outstanding under the Plan which is not otherwise fully vested or exercisable with respect to all of the shares of stock at that time subject to such stock option automatically accelerates so that each such stock option becomes, immediately upon the effective time of such event, exercisable for all the shares of stock at the time subject to such stock option and may be exercised for any or all of those shares as fully vested shares of stock; and (ii) all shares of restricted stock outstanding under the Plan which are not otherwise fully vested automatically accelerate so that all such shares of restricted stock become, immediately upon the effective time of such event, fully vested, free of all restrictions.

      Amendment and Termination. No awards may be granted under the Plan more than 10 years after the date of approval of the Plan by the stockholders of the Company, which occurred on June 11, 1999. The Board may discontinue the Plan at any earlier time and may amend it from time to time, except that no amendment or discontinuation may adversely affect any outstanding award without the holder’s written consent. Amendments may be made without stockholder approval except as required to satisfy any applicable mandatory legal or regulatory requirements, or as required for the Plan to continue to satisfy the requirements of Section 162(m) or Section 422 of the Code or any other non-mandatory legal or regulatory requirements if the Board of Directors deems it desirable for the Plan to satisfy any such requirements.

      Adjustment. In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, stock dividend, stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Common Stock, a substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion, will be made in the aggregate number of shares reserved for issuance under the Plan, the maximum number of shares with respect to which stock options may be granted to any participant during any calendar year, the number of shares subject to outstanding awards and the amounts to be paid by award holders or the Company, as the case may be, with respect to outstanding awards. No such adjustment may increase the aggregate value of any outstanding award.

Certain Federal Income Tax Consequences

      The following is a summary of certain federal income tax aspects of awards made under the Plan based upon the laws currently in effect. Since the tax consequences to each participant will differ depending on the terms of the award and the participant’s specific situation, participants should not rely on this summary for individual tax advice. Rather, each participant should consult his or her own tax advisor, prior to the exercise of an option or acquisition of restricted stock, regarding the pertinent federal, state and local income tax and other tax consequences of exercising options or owning restricted stock.

     1.     Incentive Stock Options

      Generally, no taxable income is recognized by the participant upon the grant of an ISO or upon the exercise of an ISO during the period of the participant’s employment with the Company or one of its subsidiaries or within three months (12 months, in the event of permanent and total disability, or the term of the option, in the event of death) after termination. However, the exercise of an ISO may result in a significant alternative minimum tax liability to the participant, and thus participants should carefully consider alternative minimum tax consequences prior to exercising an ISO. If the participant continues to hold the shares acquired upon the exercise of an ISO for at least two years from the date of grant and one year from the transfer of the shares to the participant, then generally: (a) upon the sale of the shares, any difference between the amount realized and the option price will be treated as long-term capital gain or loss; and (b) no deduction will be allowed to the employer corporation for federal income tax purposes. The Internal Revenue Service has issued a notice stating that they are considering whether the exercise of an ISO or disposition of ISO shares is subject to withholding of federal income taxes or FICA taxes. This notice provides that any determination on these issues will be prospective only. Nevertheless, it is possible that the exercise of an ISO, or the disposition of ISO shares, will result in federal income tax and FICA withholding.

      If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the one-year or two-year holding periods described above (a “disqualifying disposition”), then generally in the year of disposition: (a) the participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise (or, if less, the amount realized on disposition of the shares) over the option exercise price; and (b) the employer corporation will be entitled to deduct any such recognized amount. Any further gain recognized by the participant on such disposition generally will be taxed as short-term or long-term capital gain, depending on whether the shares were held by the participant for more than one year, but such additional amounts will not be deductible by the employer corporation.

      According to proposed Treasury Regulations, in general, no gain or loss will be recognized by a participant who uses shares of Common Stock rather than cash to exercise an ISO. A number of new shares of Common Stock acquired equal to the number of shares surrendered will have a basis and capital gain holding period equal to those of the shares surrendered (although such shares will be subject to new holding periods for disqualifying disposition purposes beginning on the acquisition date). To the extent new shares of Common Stock acquired pursuant to the exercise of the ISO exceed the number of shares surrendered, such additional shares will have a zero basis and will have a holding period beginning on the date the ISO is exercised. The use of Common Stock acquired through exercise of an ISO to exercise an ISO will constitute a disqualifying disposition with respect to such Common Stock if the applicable holding period requirement has not been satisfied.

     2.     Non-Qualified Stock Options

      Except as noted below with respect to officers and directors subject to Section 16 of the Exchange Act (“Insiders”), with respect to non-qualified stock options: (a) no income is recognized by the participant at the time the option is granted; (b) generally upon exercise of the option, the participant recognizes ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise and the employer corporation will be entitled to a tax deduction in the same amount, to the extent that such income is considered reasonable compensation; and (c) at disposition, any appreciation or depreciation after the date of exercise generally is treated either as short-term or long-term capital gain or loss, depending on whether the shares were held by the participant for more than one year, and any such appreciation is not deductible by the employer corporation.

      No gain or loss will be recognized by a participant with respect to shares of Common Stock surrendered to exercise a non-qualified stock option. A number of new shares acquired equal to the number of shares surrendered will have a tax basis and capital gain holding period equal to those of the shares surrendered. The participant will recognize ordinary income in an amount equal to the fair market value of the additional shares acquired at the time of exercise (except as noted below with respect to Insiders). Such additional shares will be deemed to have been acquired on the date of such recognition of income and will have a tax basis equal to their fair market value on such date.

     3.     Restricted Stock

      A participant receiving restricted stock generally will recognize income in the amount of the fair market value of the restricted stock at the time the stock becomes transferable or is no longer subject to a substantial risk of forfeiture, whichever comes first, less the consideration, if any, paid for the stock. However, a participant may elect within 30 days of the transfer of the restricted stock to the participant, under Section 83(b) of the Code, to recognize ordinary income on the date of grant of the restricted stock in an amount equal to the excess of the fair market value of the shares on such date (determined without regard to the restrictions other than restrictions which by their terms will never lapse) over their purchase price. The holding period to determine whether the participant has long-term or short-term capital gain on a subsequent disposition of the shares generally begins when ordinary income was recognized, and the tax basis for such shares generally will be the amount of income that was recognized plus the amount, if any, paid for the stock. However, if a participant makes the election under Section 83(b) of the Code, in general no deduction will be allowed for the income recognized as a result of that election if the shares are later forfeited to the Company.

     4.     Special Rules Applicable to Insiders

      Insiders may be subject to special tax rules upon the exercise of an option if the sale of the underlying shares could give rise to liability under Section 16(b) of the Exchange Act, and the tax consequences of the award of restricted stock to an Insider may differ depending on whether the Insider makes an election under Section 83(b) of the Code.

     5.     Dividends

      Dividends paid on restricted stock prior to the date on which the forfeiture restrictions lapse generally will be treated as compensation that is taxable as ordinary income to the participant and will be deductible by the employer corporation. If, however, the participant makes a timely Section 83(b) election with respect to the restricted stock, the dividends will be taxable as ordinary dividend income to the participant and will not be deductible by the employer corporation.

     6.     Withholding Taxes

      A participant in the Plan may be required to pay the employer corporation an amount necessary to satisfy the applicable federal and state law requirements with respect to the withholding of taxes on wages, or to make some other arrangements to comply with such requirements. The employer has the right to withhold from salary or otherwise to cause a participant (or the executor or administrator of the participant’s estate or the participant’s distributee or transferee) to make payment of any federal, state, local or other taxes required to be withheld with respect to any award under the Plan. The Plan authorizes the Committee to permit participants to use the shares issuable under the Plan to satisfy withholding obligations.

     7.     Company Deductions

      As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that a participant in the Plan recognizes ordinary income from awards under the Plan, to the extent that such income is considered reasonable compensation and currently deductible (and not capitalized) under the Code and certain reporting requirements are satisfied.

      However, Section 162(m) of the Code limits to $1,000,000 the annual tax deduction that the Company and its subsidiaries can take with respect to the compensation of each of certain executive officers unless the compensation qualifies as “performance-based” or certain other exemptions apply. The Company may or may not be subject to the Section 162(m) limitation on the amount of the deduction upon the exercise of a non-qualified stock option, depending on the terms of the award. A non-qualified stock option granted under the Plan (and an ISO, to the extent there is a disqualifying disposition) will only qualify as “performance-based” compensation under Section 162(m) if the exercise price is not less than the fair market value of the Common Stock on the date of grant and certain other requirements are met. Any stock options granted with an exercise price that is less than the fair market value of the Common Stock on the date of grant generally will be subject to the Section 162(m) limitation. Compensation arising from restricted stock awards under the Plan generally will not qualify as “performance-based” compensation under the Regulations; therefore, the Company generally will be subject to the Section 162(m) limitation for compensation attributable to an award of restricted stock. Deductions may also be disallowed if they are “excess parachute payments” as discussed below.

     8.     Effect of Change in Control

      The Plan provides generally for the acceleration of vesting of stock options and restricted stock awards in connection with certain events that may constitute a change in ownership or effective control of the Company or sale of a substantial portion of the Company’s assets. In that event and depending upon the individual circumstances of the participant, certain amounts with respect to such awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payments” and the Company will be denied any deduction with respect to such payments.

Benefits Under the Plan

      As of April 22, 2003, there were approximately 7,000 employees and Directors of the Company and Related Companies eligible to participate in the Plan. The benefits that will be received by or allocated to various participants in the Plan, including the Company’s executive officers and Directors, is not currently determinable. Since the Plan does not specify a minimum exercise price for options or minimum purchase price for awards of restricted stock, for federal income tax purposes the maximum compensation payable under the Plan to participants, during the term of the Plan and awards granted thereunder, is equal to the number of shares of Common Stock with respect to which awards may be issued thereunder, multiplied by the value of such shares on the date such compensation is measured. On April 22, 2003, the closing sale price of the Common Stock was $12.78.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

      In 2002, the Compensation Committee of the Board of Directors consisted of Messrs. Hodges, Monaly and Turner. None of the members is an employee or officer or a former employee or officer of the Company or its subsidiaries.

Report of the Compensation Committee on Executive Compensation

      The Compensation Committee of the Board of Directors administers the Company’s stock incentive plans (including the Management Stock Option Incentive Plan, as amended (which was terminated in June 1999) and the Amended and Restated 1999 Stock Incentive Plan), pursuant to which employees of the Company (including its executive officers) may receive stock option and restricted stock grants. The Compensation Committee also determines salaries and other compensation of the executive officers of the Company and determines which employees of the Company are eligible to participate in the Company’s Deferred Compensation Plan. None of the actions or recommendations of the Compensation Committee in 2002 were modified or rejected by the Board of Directors.

General Compensation Philosophy

      The Compensation Committee tries to compensate the Company’s executive officers in a fashion that will attract, retain, motivate and appropriately reward those individuals who are responsible for the Company’s profitability and growth. The compensation of executive officers has historically been determined primarily on subjective factors and competitive requirements.

      Compensation for the Company’s executive officers awarded in 2002 consisted principally of salary and a discretionary cash bonus. Executive officers also participated in benefit plans available to employees generally, including a medical plan, a 401(k) plan and group life insurance, as well as certain benefit plans available to highly compensated employees, including a supplemental medical plan and the Deferred Compensation Plan.

      In making its determinations as to the amount of cash compensation to be paid, the Compensation Committee considered, among other things, (i) the Company’s financial results during 2002, (ii) the extraordinary services rendered by the executive officers during the year, including services in connection with the construction and opening of the Company’s new St. Charles casino and entertainment facility, (iii) the market performance of the Company’s stock (see “Performance Graph” below), (iv) the compensation paid to the executive officers in prior years, (v) the recommendation of the Company’s Chief Executive Officer and (vi) the amount of compensation paid by the Company’s competitors to their executive officers. No specific weight was assigned to any particular factor. In 2002, each of the executive officers was awarded a cash bonus as set forth in the “Summary Compensation Table” below.

      In 2002, the Compensation Committee, or the Chairman of the Compensation Committee acting on delegated authority, awarded stock options to 119 employees of the Company or its subsidiaries to purchase an aggregate of 1,264,220 shares of the Company’s Common Stock. The per-share exercise price of these stock options ranged from $12.12 to $29.80, with a weighted average per-share exercise price of $19.38. Of these options, a total of 265,470 options were awarded to three executive officers of the Company, Messrs. Kanofsky and Walsh and Ms. Baker, as set forth in the “Option Grants in 2002” table below.

      The Compensation Committee believes it is both appropriate and important that the long-term economic interests of its executive officers be aligned with those of the Company’s stockholders. In 2002, following a review of the Company’s equity compensation structure by an independent compensation consultant, the Compensation Committee adopted a new equity compensation program for the Company. This program provides for the annual award of stock options to all eligible employees, including executive officers, based primarily on the grant-date value of the options as a percentage of the employee’s base salary. At the same time, the number of options awarded to new employees upon hire has been significantly reduced compared to the Company’s prior practice. The Compensation Committee believes that the new program is more consistent with prevailing compensation practices and provides a more effective incentive to executive officers and other key employees to remain with the Company. The first annual awards under the new program were made in December 2002.

      The Company also maintains its Deferred Compensation Plan, a non-qualified plan that allows highly compensated employees selected by the Compensation Committee to defer a portion of their salary and bonus. The Company matches the first 5% of a participant’s salary deferrals and the first 5% of a participant’s bonus deferrals, which matching contributions vest over the employee’s first five years of participation in the plan. There are currently approximately 43 participants in the Deferred Compensation Plan, including each of the executive officers.

Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Code disallows a deduction for federal income tax purposes of most compensation exceeding $1,000,000 in any year paid to the chief executive officer and the four other most highly compensated executive officers of a publicly-traded corporation. The Company was not impacted by Section 162(m) in 2002. In future years, the Compensation Committee intends to take into account the effect of Section 162(m) if the compensation payable to any executive officer approaches $1,000,000, and the Compensation Committee has done so in adopting the Performance-Based Bonus Plan for Craig H. Neilsen, which was approved by the Company’s stockholders in 2002 (the “Bonus Plan”). The Bonus Plan is a qualifying performance-based plan and, as a result, amounts awarded under the Bonus Plan are not subject to the deductibility limitation of Section 162(m). However, the fact that compensation in excess of $1,000,000 may not be deductible for federal income tax purposes will not necessarily preclude the award of such compensation if the Compensation Committee believes it is otherwise justified.

Compensation of Chief Executive Officer

      The Company’s Chief Executive Officer is in a unique compensation position in that he owns approximately 58.9% of the outstanding stock of the Company. He has not been granted any awards under the Company’s stock incentive plans, and the Compensation Committee is not inclined to grant any such awards. The Compensation Committee believes that the long-term interests of the Chief Executive Officer are already aligned with those of the stockholders. In the opinion of the Compensation Committee, awards under the Company’s stock incentive plans to the Chief Executive Officer would not provide a material incentive to him.

The Compensation Committee believes that the Chief Executive Officer should be compensated primarily by cash and deferred compensation.

      In 2002, the Company’s Chief Executive Officer’s annual salary was increased from $375,000 to $750,000 and he was awarded a cash bonus of $562,500. In determining Mr. Neilsen’s salary, the Compensation Committee took into account the factors described above for the Company’s executive officers generally, as well as the fact that Mr. Neilsen had not received a salary increase since 1990.

      In determining Mr. Neilsen’s bonus for 2002, the Compensation Committee implemented the Bonus Plan. Under the Bonus Plan, the Compensation Committee established: (1) a target bonus for Mr. Neilsen based on a target level of consolidated earnings before interest, taxes, depreciation and amortization expense (“EBITDA”) expected to be achieved by the Company in 2002; and (2) a formula pursuant to which Mr. Neilsen’s actual bonus would be determined as a percentage of his target bonus (not to exceed 200%) based on the actual EBITDA achieved by the Company in 2002. Under the Bonus Plan, the Compensation Committee also retains discretion to adjust Mr. Neilsen’s actual bonus downward (but not upward) from the amount determined by applying the formula. After applying the formula to determine the preliminary bonus amount for Mr. Neilsen, the Compensation Committee used its discretion to reduce Mr. Neilsen’s actual bonus for 2002 to $562,500. The decision to reduce Mr. Neilsen’s actual bonus was based on the factors described above with respect to the other executive officers of the Company, with particular focus on the Company’s financial results during 2002 and the impact this had on annual bonuses paid to the Company’s other executive officers.

Compensation Committee

Larry A. Hodges, Chairman
Joseph E. Monaly
W. Bruce Turner

Summary of Compensation of Named Executive Officers

      The following table sets forth information concerning the annual and long-term compensation earned by the Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2002, 2001 and 2000. The “Named Executive Officers” include the Chief

Executive Officer of the Company the other four most highly compensated executive officers of the Company at December 31, 2002.

Summary Compensation Table

					Long-Term
					Compensation
					Awards(4)
	Annual Compensation(1)
					Shares
				Other Annual	Underlying	All Other
		Salary	Bonus	Compensation	Options	Compensation
Name and Principal Position	Year	($)(2)	($)	($)(3)	(#)	($)(5)

Craig H. Neilsen,	2002	$739,904	$562,500	—	0	$74,454
Chairman of the Board,	2001	$375,000	$375,000	—	0	$22,576
President and Chief	2000	$375,000	$375,000	—	0	$6,693
Executive Officer
Gordon R. Kanofsky,	2002	$357,692	150,000	—	27,830	$33,150
Executive Vice	2001	$350,000	$250,000	—	0	$32,833
President(6)	2000	$282,500	$183,675	—	70,000	$5,234
Thomas M. Steinbauer,	2002	$331,910	$125,000	—	0	$30,291
Senior Vice President of	2001	$299,726	$150,000	—	0	$17,832
Finance and Treasurer	2000	$277,780	$120,000	—	20,000	$6,723
Peter C. Walsh,	2002	$218,077	$103,500	—	181,240	$18,140
Senior Vice President and General Counsel(7)
Angela R. Baker,	2002	$302,245	$92,000	—	56,400	$21,628
Senior Vice President of
Operations (8)

(1)	Amounts shown include cash compensation earned for the periods reported, whether paid or accrued in such periods.

(2)	Salary includes base salary plus amounts paid in respect of earned but unused vacation time. As of April 11, 2003, the current annual salary levels for the Named Executive Officers were: Mr. Neilsen — $750,000; Mr. Kanofsky — $375,000; Mr. Steinbauer — $300,000; Mr. Walsh – $300,000; and Ms. Baker — $300,000.

(3)	During 2002, 2001 and 2000, the Named Executive Officers received certain personal benefits, including complimentary food, lodging and entertainment at the Company’s properties, the aggregate amounts of which for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total of the salary and bonus reported for such Named Executive Officer in such years.

(4)	The Named Executive Officers did not receive any restricted stock awards or long-term incentive plan payouts in 2002, 2001 or 2000.

(5)	“All Other Compensation” includes the following amounts:

		Company match	Company match under	Medical and term life
Name	Year	under 401(k) Plan	Deferred Comp. Plan	insurance premiums

Craig H. Neilsen	2002	$4,000	$65,120	$5,334
	2001	$3,400	$14,423	$4,753
	2000	$3,400	$0	$3,293
Gordon R. Kanofsky	2002	$4,000	$25,385	$3,765
	2001	$3,400	$25,962	$3,471
	2000	$2,348	$0	$2,886
Thomas M. Steinbauer	2002	$4,000	$22,845	$3,446
	2001	$3,400	$10,962	$3,470
	2000	$3,400	$0	$3,323
Peter C. Walsh	2002	$0	$14,983	$3,157
Angela R. Baker	2002	$4,000	$15,112	$2,516

(6)	Mr. Kanofsky was promoted to Executive Vice President in March 2002. Mr. Kanofsky previously served as the Company’s Senior Vice President of Legal Affairs.

(7)	Mr. Walsh joined the Company as Senior Vice President and General Counsel in April 2002.

(8)	Ms. Baker was promoted to Senior Vice President of Operations and became an executive officer of the Company in January 2002.

Option Grants

      The following table sets forth information with respect to grants of stock options to the Named Executive Officers during 2002. All of the stock options described below were awarded under the Company’s Amended and Restated 1999 Stock Incentive Plan, vest at the rate of 20% per year on each anniversary of the date of grant (except for the options granted to Mr. Walsh on March 8, 2002, as to which vesting commenced on April 2, 2003) and have a per-share exercise price equal to the fair market value of the Common Stock on the date of grant. No stock appreciation rights were granted by the Company in 2002.

OPTION GRANTS IN 2002

		% of Total			Potential Realizable Value at
	Number of	Options			Assumed Annual Rates of
	Securities	Granted to			Stock Price Appreciation for
	Underlying	Employees	Exercise		Option Term(1)
	Options	in Fiscal	Price	Expiration
Name	Granted(#)	Year	($/Share)	Date	5% ($)	10% ($)

Gordon R. Kanofsky	27,830(2)	2.20%	$13.935	12/20/2012	$243,892	$618,071
Peter C. Walsh	56,240(2)	4.45%	$13.935	12/20/2012	$492,867	$1,249,023
	125,000(3)	9.89%	$26.36	3/8/2012	$2,071,190	$5,249,760
Angela R. Baker	26,400(2)	2.09%	$13.935	12/20/2012	$231,360	$586,312
	30,000(4)	2.37%	$26.85	5/14/2012	$506,330	$1,283,370

(1)	These amounts represent the stated assumed rates of appreciation only. The actual value, if any, will depend on the future performance of the Common Stock.

(2)	These options were granted on December 20, 2002.

(3)	These options were granted on March 8, 2002.

(4)	These options were granted on May 14, 2002.

Option Exercises and Holdings

      The following table sets forth information with respect to the Named Executive Officers concerning the exercise of stock options during 2002 and unexercised options held as of the end of the year.

AGGREGATED OPTION EXERCISES IN 2002 AND 2002 YEAR-END OPTION VALUES

			Number of Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares	Value	Fiscal Year-End(#)		Fiscal Year-End($)(2)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Unexercisable	Exercisable	Unexercisable	Exercisable

Gordon R. Kanofsky	13,400	$357,961	109,830	54,600	$852,018	$560,508
Thomas M. Steinbauer	91,500	$1,712,406	4,800	25,700	$45,984	$268,046
Peter C. Walsh	0	$0	181,240	0	$20,528	$0
Angela R. Baker	20,000	$555,426	82,103	49,123	$281,134	$553,973

(1)	The value realized represents the average of the high and low trading prices of the Company’s Common Stock as reported in the Nasdaq National Market System on the date of exercise less the exercise price of the options.

(2)	The values of unexercised in-the-money options have been determined based on the average of the high and low trading prices of the Company’s Common Stock as reported in the Nasdaq National Market System on December 31, 2002 ($14.30) less the exercise price of the options.

Equity Compensation Plan Information

      The following table presents certain information regarding the Company’s equity compensation plans as of December 31, 2002.

Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected in
	warrants and rights(a)	warrants and rights(b)	column(a))(c)

Equity compensation plans approved by security holders	2,807,880	$11.73	1,014,444 (1)
Equity compensation plans not approved by security holders	—	—	—

Total	2,807,880	$11.73	1,014,444 (1)

(1)	Includes 198,584 shares of Common Stock remaining available for future issuance under the Company’s 2002 Non-Employee Directors’ Stock Election Plan.

Employment Agreements

      The Company and Mr. Kanofsky have entered into an amended and restated employment agreement. The annual term of the employment agreement is subject to automatic renewal at the end of each term unless terminated by either party at least 90 days prior to the expiration of the then-present term. The employment agreement includes a covenant not to compete for a period of two years after termination of Mr. Kanofsky’s employment, unless Mr. Kanofsky’s employment is terminated within 12 months following a change in control (as defined in the agreement), in which case the term of the covenant not to compete is 12 months. Subject to certain specific exceptions relating to the Las Vegas market, the covenant not to compete applies to competitive activities within a 50-mile radius of any location at which the Company or one of its subsidiaries operates a casino or has publicly announced in good faith an intention to operate a casino. The agreement provides that in the event Mr. Kanofsky’s employment is terminated by the Company without cause (as defined in the agreement), or by Mr. Kanofsky for good reason, which includes a reduction in his duties or compensation, he would be entitled to a severance payment in an amount equal to two times his annual base salary in effect at the time. In the event of a change in control of the Company (as defined), the Company must pay to Mr. Kanofsky an amount equal to two times his annual base salary in effect at the time of the change in control whether or not his employment is terminated. In addition, in the event that, within 12 months following a change in control, Mr. Kanofsky’s employment is terminated by the Company without cause or by Mr. Kanofsky for good reason, he would be entitled to a severance payment in an amount equal to the greater of his annual base salary in effect at the time of his termination or his annual base salary at the time of the change in control.

      The Company and Mr. Steinbauer entered into a three-year employment agreement commencing November 15, 1993, which is subject to automatic renewal for a two-year period at the end of each term unless terminated by either party with at least three months’ prior written notice. The employment agreement includes a covenant not to compete for a term of one year after termination of his employment. This covenant applies only to competing activities within a 90-mile radius of the operations of the Company. In October 2001, as an inducement to Mr. Steinbauer to continue his employment with the Company, Mr. Steinbauer’s employment agreement was amended to provide that in the event that Mr. Steinbauer’s employment is terminated by the Company without cause (as defined in the agreement), or by Mr. Steinbauer for good reason, which includes a reduction in his duties or compensation, or by Mr. Steinbauer voluntarily after July 1, 2002, he would be entitled to: (1) a severance payment of $275,000, (2) the accelerated vesting of all unvested stock options granted to Mr. Steinbauer prior to 2000; (3) the accelerated vesting of 7,200 unvested stock options granted to Mr. Steinbauer on October 16, 2000; and (4) an extension of the exercisability of all of Mr. Steinbauer’s vested stock options until the later of one year following the termination of Mr. Steinbauer’s employment or 90 days after the cessation of any qualifying relationship with the Company under the Company’s stock option plans. Mr. Steinbauer’s employment agreement was amended again in August 2002 to, among other things, provide for the payment to Mr. Steinbauer of a guaranteed annual bonus of $125,000 for 2002.

      The Company has entered into employment agreements with each of Peter C. Walsh and Angela R. Baker, each of which has a one-year term that is subject to automatic renewal at the end of each term unless terminated by either party at least 90 days prior to the expiration of the then-present term. The employment agreements include a covenant not to compete for a period of 12 months after termination of the executive’s employment. Subject to certain specific exceptions relating to the Las Vegas market, the covenant not to compete applies to competitive activities within a 50-mile radius of any location at which the Company or one of its subsidiaries operates a casino or has publicly announced in good faith an intention to operate a casino. Each agreement provides that in the event the executive’s employment is terminated by the Company without cause (as defined in the agreement), or by the executive for good reason, which includes a reduction in his or her duties or compensation, the executive would be entitled to a severance payment in an amount equal to his or her annual base salary in effect at the time. In the event of a change in control of the Company (as defined), the Company must pay to the executive an amount equal to his or her annual base salary in effect at the time of the change in control whether or not his or her employment is terminated. In addition, in the event that, within 12 months following a change in control, the executive’s employment is terminated by the Company without cause or by the executive for good reason, he or she would be entitled to a severance payment in an amount equal to the greater of his or her annual base salary in effect at the time of his or her termination or his or her annual base salary at the time of the change in control.

      The Company has entered into an indemnification agreement with each of its Directors and executive officers. These agreements require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as Directors or officers (other than liabilities arising from actions involving intentional misconduct, fraud or a knowing violation of law), to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such persons under any directors’ and officers’ liability insurance policy maintained by the Company. These indemnification agreements are separate and independent of indemnification rights under the Company’s Bylaws and are irrevocable.

PERFORMANCE GRAPH

      The following graph presents a comparison of the performance of the Company’s Common Stock with that of the Standard & Poor’s 500 Stock Index and the Dow Jones Entertainment and Leisure-Casinos Index as of the last trading day of each year from 1997 through 2002.

	Value of $100 Investment(1)

	12/97	12/98	12/99	12/00	12/01	12/02

Ameristar Casinos, Inc. Common Stock	$100	$46	$78	$105	$514	$289
S&P 500 Index	100	129	156	141	125	97
Dow Jones US Casinos Index(2)	100	72	110	120	133	146

(1)	The graph assumes $100 invested in the Company’s Common Stock, the Standard & Poor’s 500 Stock Index and the Dow Jones US Casinos Index on December 31, 1997. The comparison assumes that all dividends are reinvested.

(2)	The Dow Jones US Casinos Index is a published stock price index of certain United States gaming companies weighted on a market capitalization basis.

REPORT OF AUDIT COMMITTEE

      In conjunction with its activities during the Company’s 2002 fiscal year, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management of the Company. The members of the Audit Committee have also discussed with the Company’s independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received from the Company’s independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent accountants their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Audit Committee

Joseph E. Monaly, Chairman
Larry A. Hodges
W. Bruce Turner

INDEPENDENT PUBLIC ACCOUNTANTS

      The Company’s independent public accountants for the fiscal year ended December 31, 2002 were Deloitte & Touche LLP (“Deloitte & Touche”), which firm has been selected to serve in such capacity during 2003. A representative of Deloitte & Touche is expected to be present at the meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

      On May 23, 2002, the Company dismissed its independent public accountants, Arthur Andersen LLP (“Andersen”), and engaged the services of Deloitte & Touche as its new independent public accountants. The Company’s Audit Committee and Board of Directors participated in and approved the decision to dismiss Andersen and to engage Deloitte & Touche.

      The reports of Andersen on the financial statements of the Company for the fiscal years ended December 31, 2000 and 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      During the Company’s fiscal years ended December 31, 2000 and 2001 and for the period January 1, 2002 through May 23, 2002, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the subject matter thereof in its report on the Company’s financial statements for such periods.

      During the Company’s fiscal years ended December 31, 2000 and 2001 and for the period January 1, 2002 through May 23, 2002, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

      At the Company’s request, on May 23, 2002, Andersen furnished a letter addressed to the Securities and Exchange Commission stating that it agrees with the statements made in the four preceding paragraphs. A copy of such letter is filed as Exhibit 16 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2002.

      During the Company’s fiscal years ended December 31, 2000 and 2001 and for the period January 1, 2002 through May 23, 2002, the Company did not consult with Deloitte & Touche regarding the matters described in, and required to be disclosed pursuant to, Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

      In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche provided various other services to the Company and its subsidiaries during 2002. The Company also paid Andersen for audit and other audit-related services before Andersen’s termination. The aggregate fees billed in 2002 for each of the following categories of services for Andersen and Deloitte & Touche are set forth below:

Audit and review of the Company’s financial statements			$322,277	(1)
Services related to financial information systems design and implementation			0
All other services:
Audit-related(2)	$549,258	(3)
Other	0		549,258

Total			$871,535

(1)	Includes $10,500 paid to Andersen for audit services performed prior to its dismissal and $45,679 paid to Deloitte & Touche in connection with its re-audit of the Company’s 2000 and 2001 financial statements.

(2)	Services traditionally provided by the audit firm, including tax services, services related to registration statements and securities offerings and services related to benefit plan audits.

(3)	Includes $174,275 paid to Andersen for other audit-related services performed prior to its dismissal.

      The Audit Committee has concluded that the provision of non-audit services by the Company’s auditor is compatible with maintaining auditor independence.

CERTAIN TRANSACTIONS

      Mr. Neilsen employs a full-time around-the-clock staff at his residence who perform, among other things, various administrative and clerical services for Mr. Neilsen relating to Company business matters (such as placing and answering phone calls, reading, drafting and organizing letters, memos and other documents, filing various materials, assisting with business meetings conducted by Mr. Neilsen, including arranging meals and beverages, making photocopies and providing other support services). If such services were not performed by Mr. Neilsen’s personal staff, the Company would need to hire dedicated executive assistants to provide such administrative support to Mr. Neilsen and the Company. Accordingly, in June 2002, the Board approved the Company’s agreement to reimburse Mr. Neilsen for his actual out-of-pocket cost for these business-related expenses, up to a maximum amount that was established by the Board based on the cost the Company would incur if it were required to hire executive assistants to perform these administrative services for Mr. Neilsen. In 2002 and 2003, the Company reimbursed Mr. Neilsen $206,218 for such expenses incurred by Mr. Neilsen in 2001 and $262,696 for such expenses incurred by Mr. Neilsen in 2002.

      Cactus Pete’s, Inc., a subsidiary of the Company (“CPI”), subleases office space from Neilsen & Company LLC (“Neilsen & Company”), a company owned and controlled by Craig H. Neilsen. The sublease expired on July 31, 2002, the date on which Neilsen & Company’s lease with the owner of the property expired. The sublease is now on a month-to-month basis pending Neilsen & Company’s lease renewal with the owner of the property. In 2002, CPI paid $22,315 to Neilsen & Company for rent and expenses under this sublease. These offices support CPI’s casino-hotel operations in Jackpot, Nevada.

      The Company also leases from Neilsen & Company two condominium units located in Sun Valley, Idaho pursuant to a lease that expires on December 31, 2004. In 2002, the Company paid $44,100 to Neilsen & Company for rent for the two units. As of December 31, 2002, the Company had an outstanding balance of $1200 owed to Neilsen & Company for rent incurred in 2002. Rent for the current lease term, which commenced January 1, 2003, is $3,911 per month (plus maintenance, supply and utility costs). The properties are made available by the Company at no charge for use by management personnel and certain business associates of the Company. The Company believes that the condominium units are a valuable asset in strengthening management morale and maintaining goodwill with important business contacts.

      Employees of Neilsen & Company provide accounting and administrative services to the Company on an ongoing basis. In 2002, the Company paid Neilsen & Company $38,458 for such service, which included:

(1) services in connection with the Company’s license application for a potential casino project in South St. Louis County during 1999 and 2000; (2) services in connection with the Company’s license applications for the acquisitions of its two Missouri properties in 2000; and (3) services relating to various license renewals in 2001. Neilsen & Company has also billed the Company $5,070 for similar services performed in 2002 and to date in 2003. The amount billed for these services is based on the number of hours that employees of Neilsen & Company spend providing these services and the allocated compensation of those employees. Other than these license applications and renewals, employees of Neilsen & Company have provided only minimal services to the Company since 1997.

      Ray Neilsen, the Senior Vice President and General Manager of Ameristar Vicksburg, is the son of Craig H. Neilsen. Ray Neilsen has held various other positions with the Company for the past 11 years. Ray Neilsen received salary and bonus compensation of $237,750 in 2002 as well as perquisites and other employee benefits. The Company has provided housing to Ray Neilsen since early 2000, when he temporarily relocated to Vicksburg to become Acting General Manager of Ameristar Vicksburg. In addition, the Company pays approximately $3,528 per month for Ray Neilsen’s housing-related expenses in Las Vegas.

      The Company has adopted a policy requiring transactions with affiliates to be on terms no less favorable to the Company than could be obtained from unaffiliated parties. Each of the transactions described above has been approved by the Company’s Board of Directors or Audit Committee. In the opinion of management, the terms of the above transactions were at least as fair to the Company as could have been obtained from unaffiliated parties.

FORM 10-K

      The Company will furnish without charge to each stockholder, upon written request addressed to Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89109, Attention: Corporate Controller, a copy of its Annual Report on Form 10-K for the year ended December 31, 2002 (excluding the exhibits thereto), as filed with the Securities and Exchange Commission. The Company will provide a copy of the exhibits to its Annual Report on Form 10-K for the year ended December 31, 2002 upon the written request of any beneficial owner of the Company’s securities as of the record date for the Annual Meeting and reimbursement of the Company’s reasonable expenses. Such request should be addressed to Ameristar Casinos, Inc. as specified above.

FUTURE STOCKHOLDER PROPOSALS

      Any stockholder proposal intended to be presented at the 2004 Annual Meeting of Stockholders must be submitted sufficiently far in advance so that it is received by ACI not later than February 3, 2004. In the event that any stockholder proposal is presented at the 2004 Annual Meeting of Stockholders other than in accordance with the procedures set forth in Rule 14a-8 under the Exchange Act, proxies solicited by the Board of Directors for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to May 5, 2004.

OTHER MATTERS

      Neither the Board of Directors nor management knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

      The Annual Report to Stockholders of ACI for the year ended December 31, 2002 accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.

PLEASE COMPLETE, SIGN AND RETURN

THE ENCLOSED PROXY PROMPTLY

AMERISTAR CASINOS, INC.
By order of the Board of Directors

Craig H. Neilsen
President and Chief Executive Officer

Las Vegas, Nevada

May 19, 2003

APPENDIX A

AMERISTAR CASINOS, INC.

AUDIT COMMITTEE CHARTER
(Effective June 7, 2002)

I.     Overview and Purpose

      The purpose of the Audit Committee (the “Committee”) of Ameristar Casinos, Inc. (the “Company”) is to assist the Company’s Board of Directors (the “Board”) in fulfilling its fiduciary obligations and its general oversight responsibilities by evaluating the Company’s overall control environment and general corporate governance. More specifically, the Committee’s primary goals are to serve as an independent and objective party to monitor the Company’s financial reporting process and internal control systems, to review and evaluate the audit efforts of the Company’s independent accountants and internal audit department and to provide an open avenue of communication among the Company’s independent accountants, internal audit department, management personnel and the Board.

      The Committee will accomplish these objectives by reviewing, among other things: (1) the Company’s financial reports and other financial information of the Company that is provided to the public, governmental agencies or any stock exchange or automated quotation system on which the Company’s stock is listed, designated for trading or otherwise quoted; (2) the Company’s systems of internal controls regarding finance and accounting matters as established from time to time by the Company’s management personnel and the Board; and (3) the Company’s accounting, financial reporting and internal and external auditing processes generally.

      While the Committee has the responsibilities and authority set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of the Company’s management personnel and the Company’s independent accountants. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between the Company’s management personnel and the Company’s independent accountants or to assure compliance with laws and regulations and with the Company’s Gaming Compliance Program or codes of conduct.

II.     Composition of the Committee

      The Committee shall be comprised of three directors, each of whom shall be an “Independent Director.” For purposes hereof, “Independent Director” shall mean a director who meets the National Association of Securities Dealers, Inc. (“NASD”) definition of “independence.” Each member of the Committee shall have a sufficient working familiarity with basic finance and accounting practices to be capable of reading and understanding the Company’s fundamental financial statements, such as its balance sheet, statement of operations and statement of cash flows, or will become able to do so within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in such Committee member’s financial sophistication (such as, without limitation, being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities). Each member of the Committee shall be entitled to indemnification by the Company for such member’s actions as a member of the Audit Committee in accordance with the terms and conditions of the Indemnification Agreement between such member and the Company, the Company’s Bylaws and otherwise as such member is entitled with respect to such member’s services as a member of a committee of the Board.

      The members of the Committee shall be elected by the Board and shall serve on the Committee at the pleasure of the Board. The Board may designate a Chairman of the Committee (the “Chairman”). In the absence of the Board’s appointment of a Chairman of the Committee, the members of the Committee shall appoint a Chairman of the Committee by a majority vote of the full Committee. The Committee shall conduct its affairs pursuant to and in accordance with the applicable provisions in effect from time to time of the

Nevada General Corporation Law (Chapter 78 of the Nevada Revised Statutes) and the Articles of Incorporation and Bylaws of the Company insofar as they relate to committees of the Board.

III.     Meetings

      The Committee shall use reasonable efforts to meet at least four (4) times annually, and in any event shall meet at least three (3) times annually; provided, however, that the Committee shall meet more frequently as circumstances may make it appropriate. In order to ensure that the Committee openly communicates with the Company’s management personnel (“Management”), the Company’s independent accountants (the “Accountants”) and the Company’s internal audit department personnel (the “Internal Audit Department”), the Committee should meet at least annually with Management (including, without limitation, the Company’s Chief Executive Officer and Chief Financial Officer), the Accountants and the Internal Audit Department to discuss any issues that the Committee deems appropriate. Such meetings may take place at the regularly scheduled Committee meeting and may be held collectively or separately, as the Committee deems appropriate. To the extent that the Committee determines that it would be appropriate to hold separate meetings with any of Management, the Internal Audit Department or the Accountants, it shall do so. Minutes of each meeting of the Committee shall be prepared at the direction of the Chairman and shall be approved by the Committee at the subsequent Committee meeting. The Secretary of the Company shall retain a copy of the Committee’s minutes in the Company’s minute book.

IV.     Responsibilities and Duties

      The Committee’s specific responsibilities and duties shall include, without limitation, the following:

1. Since the Accountants are ultimately accountable to the Committee and the Board, the Committee shall: (a) recommend to the Board the selection of the Accountants, considering independence, effectiveness and cost; (b) review and discuss with the Accountants the scope and extent of the Accountants’ annual audit, including, without limitation, the terms of the Accountants’ engagement letter and the compensation to be paid to the Accountants; and (c) review the performance of the Accountants on an annual basis and, if the circumstances warrant, recommend to the Board the termination of the Accountants (including with such recommendation the reasons for such proposed termination). In its review of the scope of the Accountant’s annual audit, the Committee shall consider: (i) the industry and business risk characteristics of the Company; (ii) the Company’s external reporting requirements; (iii) the materiality of the Company’s various properties and business segments; (iv) the quality of internal accounting controls; and (v) the degree of involvement and reliability of the Internal Audit Department.

2. Each year, prior to the filing of the Company’s Annual Report on Form 10-K (the “Annual Report”) with the Securities and Exchange Commission (the “SEC”), the Committee shall review with Management and the Accountants the Company’s financial results. Such review shall include, without limitation, a review of, and discussion regarding:

•	The financial information to be included in the Annual Report, including the financial statements, financial schedules, Management’s Discussion and Analysis of Financial Condition and Results of Operations and all other financial disclosures required by generally accepted accounting principles (“GAAP”) and the rules and regulations of the SEC as in effect from time to time;

•	The Company’s significant accounting policies, principles and practices and all material judgments made and accounting estimates used by Management in preparing the financial statements;

•	Any significant disagreements between any of Management, the Internal Audit Department and the Accountants encountered during the course of the Company’s annual audit or otherwise, and any limitations in scope or impediments to accessing information imposed on the Accountants or the Internal Audit Department by Management;

•	Any significant adjustments to the Company’s financial results that are or were proposed by the Accountants;

•	Any significant variance between the Company’s anticipated or forecasted results and the Company’s actual results for the year; and

•	Any other matters required to be discussed in accordance with Statement on Auditing Standards No. 61, as in effect from time to time (“SAS 61”).

3. Each year, prior to the filing of the Company’s Annual Report with the SEC, the Committee shall require the Accountants to submit a written report to the Committee: (a) delineating all relationships between the Accountants and the Company which, in the Accountants’ professional judgment, may reasonably be thought to bear on its independence; and (b) confirming that, in the Accountants’ professional judgment, it is independent of the Company within the meaning of the securities laws. The Committee shall review the Accountants’ report and all material non-audit services provided by the Accountants, and shall discuss such report and services with the Accountants, to the extent necessary or appropriate to allow the Committee to make an informed conclusion with respect to whether the Accountants’ services impair the Accountants’ independence and objectivity required for the audit. The Committee shall (a) establish policies and procedures for the engagement of the Accountants to provide non-audit services, and consider whether the Accountants’ performance of information technology and other non-audit services is compatible with the Accountants’ independence and (b) recommend to the Board any actions the Committee believes are necessary or appropriate to ensure that the Accountants are, at all times, sufficiently independent and objective.

4. Based on the matters set forth in Items 2 and 3 above, the Committee shall recommend to the Board whether or not the financial information proposed to be included in the Annual Report should be so included.

5. Each year beginning in 2001, the Committee shall submit a report to the Company to be included in the Company’s Proxy Statement covering all matters required to be covered by the rules and regulations of the SEC and any stock exchange or automated quotation system on which the Company’s stock is listed, designated for trading or otherwise quoted, including without limitation, stating whether the Committee:

•	Has reviewed and discussed the Company’s audited financial statements with Management;

•	Has discussed with the Accountants the matters required to be discussed by SAS 61;

•	Has received the written disclosures and the letter from the Accountants required by Independence Standards Board Standard No. 1, as in effect from time to time, and has discussed with the Accountants the Accountants’ independence; and

•	Based on the review and discussions set forth in Items 2 and 3 above, the Committee has recommended to the Board that the audited financial statements should be included in the Annual Report for the last fiscal year for filing with the SEC.

6. The Committee or the Chairman shall meet (in person or by telephone) with the Company’s Chief Financial Officer and the Accountants to review and discuss the Company’s unaudited quarterly financial statements before the public release thereof. The Committee or the Chairman, as the case may be, shall discuss with the Company’s Chief Financial Officer any significant variance between the Company’s anticipated or forecasted results and the Company’s actual results for the quarter. If the Chairman participates in any such meeting in lieu of the Committee, the Chairman shall report on such meeting to the Committee at the next Committee meeting.

7. The Committee shall, from time to time as it determines appropriate, consult with the Accountants, outside of the presence of Management, regarding the Company’s internal controls, the accuracy and completeness of the Company’s financial statements and the quality of the Company’s accounting principles.

8. The Committee shall from time to time, but in no event less frequently than annually, review with Management the adequacy of the Company’s system of internal controls for providing reasonable assurance that the Company’s prescribed policies and procedures are followed and that transactions are properly recorded and reported.

9. The Committee shall review and approve all material changes to the Company’s accounting policies, principles and practices (“Policies, Principles and Practices”), other than those required by law, regulation or GAAP, and shall review the extent to which all changes to Policies, Principles and Practices have been implemented (allowing an appropriate amount of time for the implementation thereof). In determining whether any material change to the Company’s accounting policies, principles and practices is appropriate, the Committee shall consider the Accountants’ judgment about the appropriateness thereof.

10. The Committee shall review and approve all material changes in the accounting, financial reporting or internal control-related duties of the Company’s Chief Financial Officer.

11. The Committee shall review and approve recommendations from Management regarding the establishment of, or changes to, the respective job responsibilities of the staff members of the Internal Audit Department. The Committee shall review and approve the assignment by Management to any staff member of the Internal Audit Department of tasks outside the scope of such approved job responsibilities that may materially affect the ability of the Internal Audit Department to perform its assigned responsibilities.

12. At each of its meetings, the Committee shall review the activities of the Internal Audit Department and shall require that the policies and procedures followed by the Internal Audit Department adequately focus on significant risk areas to the Company.

13. The Committee shall require that all Internal Audit Department personnel have unrestricted access to all relevant records, properties and other Company personnel.

14. The Committee shall review recommendations and reportable findings of the Internal Audit Department and the Accountants and require that appropriate actions are taken by Management in response to such recommendations and findings.

15. The Committee shall review and discuss with Management and the Accountants significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the Company’s financial statements. The Committee shall require the Accountants to provide the Committee with periodic reports and supplementary materials to enable the Committee to perform this review.

16. The Committee shall, from time to time, review other matters that come to its attention in areas such as security and surveillance, legal and regulatory compliance, information technology systems, and other subject matters that could have a material impact on the Company’s financial results and financial statements (“Other Subject Matters”). In addition, the Committee shall meet at least annually with Management to assess generally the adequacy, from a financial reporting perspective, of the Company’s policies and procedures and operations related to Other Subject Matters. The Committee shall recommend to Management or the Board any actions the Committee believes are necessary or appropriate to ensure that the Company’s policies and procedures and operations relating to Other Subject Matters are adequate to provide effective internal controls.

17. Management and the Accountants shall advise the Committee of any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company and the Committee shall review and discuss such arrangements with Management and the Accountants.

18. Management and the Accountants shall advise the Committee of all transactions or courses of dealing with parties related to the Company and the Committee shall review and approve or disapprove such transactions or courses of dealing.

19. The Committee shall review this Charter on an annual basis and shall recommend to the Board any amendments to this Charter that the Committee considers appropriate.

20. The Committee shall, from time to time, perform any other activities consistent with this Charter, the Company’s Articles and By-laws and applicable law as the Committee or the Board deems appropriate.

V.     Outside Advisors

      The Committee shall have the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist in the full performance of its functions.

VI.     Investigations

      The Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist it in the conduct of any investigation.

APPENDIX B

AMERISTAR CASINOS, INC.

COMPENSATION COMMITTEE CHARTER
(Effective November 8, 2002)

1.     Authority and Mission

      The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Ameristar Casinos, Inc. (the “Company”) is a standing committee of the Board which acts on behalf of the Board in setting the general compensation policies of the Company and determining the specific compensation levels for the Chief Executive Officer (the “CEO”) and other executive officers of the Company. The Committee is also responsible for administering the Company’s stock incentive plans and such other compensation plans for executive officers as the Company may establish from time to time.

2.     Composition

      The Committee shall consist of at least three directors designated from time to time by the Board, each of whom shall be (i) independent of management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Committee member, (ii) a “non-employee director,” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (iii) an “outside director,” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Board may designate one of the Committee members to be Chairperson. In the absence of the Board’s designation of a Chairperson, the members of the Committee may designate a Chairperson by majority vote of the full Committee.

3.     Meetings

(i)	The Committee shall meet at least annually in conjunction with a regularly scheduled meeting of the Board, and may meet more frequently from time to time as required. The Committee shall report its activities to the full Board. At its discretion, the Committee shall have the right to meet in executive session, without any members of management present.

(ii)	The Committee shall have the right to retain at the Company’s expense and meet privately with independent counsel, advisers and benefit specialists, as needed.

(iii)	The Committee shall keep minutes reflecting all actions of the Committee and such minutes shall be circulated to all members of the Board. The minutes shall be maintained with the Company’s minute books.

(iv)	The Committee shall conduct its affairs pursuant to and in accordance with the applicable provisions in effect from time to time of the Nevada General Corporation Law (Chapter 78 of the Nevada Revised Statutes) and the Articles of Incorporation and Bylaws of the Company insofar as they relate to committees of the Board.

4.     Duties and Responsibilities

      The duties and responsibilities of the Committee shall be as follows:

(i)	To establish the executive compensation and benefits philosophy and strategy for the Company, in consultation with the CEO.

(ii)	To review and, as deemed appropriate, approve or ratify compensation programs covering the Company’s executive officers.

(iii)	To review the recommendations of the CEO with respect to the individual amounts and types of compensation of each executive officer of the Company, and approve such individual compensation, including the terms of any employment agreements with executive officers.

B-1

(iv)	To determine performance measures and, if applicable, goals for measuring corporate performance, in consultation with the CEO.

(v)	To evaluate the performance of the CEO on at least an annual basis and set compensation performance standards for the CEO.

(vi)	To approve the terms of all stock option and other stock incentive awards, which authority the Committee, by majority vote, may delegate to one or more individual members of the Committee, and otherwise to administer all stock incentive plans.

(vii)	To prepare or approve the Compensation Committee report on executive compensation to be included in any proxy statement.

(viii)	To select participants for the Company’s Deferred Compensation Plan, which authority the Committee, by majority vote, may delegate to one or more individual members of the Committee, and otherwise to administer the Deferred Compensation Plan.

(ix)	To perform any other activities consistent with this Charter, the Company’s Articles of Incorporation and Bylaws and applicable law as the Committee or the Board deems appropriate.

B-2

APPENDIX C

AMERISTAR CASINOS, INC.

AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN
(Effective as of January 24, 2003)

      SECTION 1.     Purposes

      The purposes of the Ameristar Casinos, Inc. Amended and Restated 1999 Stock Incentive Plan (the “Plan”) are to (i) enable Ameristar Casinos, Inc. (the “Company”) and Related Companies (as defined below) to attract, motivate and retain top-quality directors, officers, employees, consultants, advisers and independent contractors (including without limitation dealers, distributors and other business entities or persons providing services on behalf of the Company or a Related Company), (ii) provide substantial incentives for such directors, officers, employees, consultants, advisers and independent contractors of the Company or a Related Company (“Participants”) to act in the best interests of the stockholders of the Company and (iii) reward extraordinary effort by Participants on behalf of the Company or a Related Company. For purposes of the Plan, a “Related Company” means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, at least a twenty percent (20%) beneficial ownership interest.

      SECTION 2.     Types of Awards. Awards under the Plan may be in the form of (i) Stock Options or (ii) Restricted Stock.

      SECTION 3.     Administration

      3.1     Except as otherwise provided herein, the Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Board”) or such other committee of directors as the Board shall designate, which committee in either such case shall consist solely of not less than two “non-employee directors” (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) or any successor rule (“Rule 16b-3”)) who shall serve at the pleasure of the Board, each of whom shall also be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and Section 1.162-27 of the Treasury Regulations or any successor provision(s) thereto (“Section 162(m)”); provided, however, that if there are not two persons on the Board who meet the foregoing qualifications, any such committee may be comprised of two or more directors of the Company, none of which is an officer (other than a non-employee Chairman of the Board of the Company) or an employee of the Company or a Related Company. If no such committee has been appointed by the Board, the Plan shall be administered by the Board, and the Plan shall be administered by the Board to the extent provided in the last sentence of this Section. Such committee as shall be designated to administer the Plan, if any, or the Board is referred to herein as the “Committee.” Notwithstanding any other provision of the Plan to the contrary, if such a committee has been designated to administer the Plan, all actions with respect to the administration of the Plan in respect of the members of such committee shall be taken by the Board.

      3.2     The Committee shall have the following authority with respect to awards under the Plan to Participants: to grant awards to eligible Participants under the Plan; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any award granted under the Plan; and to otherwise supervise the administration of the Plan. In particular, and without limiting its authority and powers, the Committee shall have the authority:

(a) to determine whether and to what extent any award or combination of awards will be granted hereunder;

(b) to select the Participants to whom awards will be granted;

(c) to determine the number of shares of the common stock of the Company, $0.01 par value (the “Stock”), to be covered by each award granted hereunder, provided that no Participant will be granted Stock Options on or with respect to more than 1,000,000 shares of Stock in any calendar year;

(d) to determine the terms and conditions of any award granted hereunder, including, but not limited to, any vesting or other restrictions based on performance and such other factors as the Committee may determine, and to determine whether the terms and conditions of the award are satisfied;

(e) to determine the treatment of awards upon a Participant’s retirement, disability, death, termination for cause or other termination of employment or other qualifying relationship with the Company or a Related Company;

(f) to determine that amounts equal to the amount of any dividends declared with respect to the number of shares covered by an award (i) will be paid to the Participant currently or (ii) will be deferred and deemed to be reinvested or (iii) will otherwise be credited to the Participant, or that the Participant has no rights with respect to such dividends;

(g) to determine whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an award will be deferred either automatically or at the election of a Participant, including providing for and determining the amount (if any) of deemed earnings on any deferred amount during any deferral period;

(h) to provide that the shares of Stock received as a result of an award shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Company any shares that the Participant wishes to sell, subject to such terms and conditions as the Committee may specify;

(i) to amend the terms of any award, prospectively or retroactively; provided, however, that no amendment shall impair the rights of the award holder without his or her consent; and

(j) to substitute new Stock Options for previously granted Stock Options, or for options granted under other plans, in each case including previously granted options having higher option prices.

      3.3     All determinations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and all Participants.

      3.4     The Committee may from time to time delegate to one or more officers of the Company any or all of its authorities granted hereunder except with respect to awards granted to persons subject to Section 16 of the Exchange Act. The Committee shall specify the maximum number of shares that the officer or officers to whom such authority is delegated may award, and the Committee may in its discretion specify any other limitations or restrictions on the authority delegated to such officer or officers.

      SECTION 4.     Stock Subject to Plan

      4.1     The total number of shares of Stock reserved and available for distribution under the Plan shall be 5,500,000 (subject to adjustment as provided in Section 4.3); provided, however, that no award of a Stock Option or Restricted Stock may be made at any time if, after giving effect to such award, (i) the total number of shares of Stock issued upon the exercise of options under the Plan and the Company’s Management Stock Option Incentive Plan, as amended and restated through September 4, 1996 (the “Prior Plan”) plus (ii) the total number of shares of Stock issuable upon exercise of all outstanding options of the Company under the Plan and the Prior Plan plus (iii) the total number of shares of Stock underlying awards of Restricted Stock under the Plan (whether or not the applicable restrictions have lapsed) would exceed 5,500,000 shares (subject to adjustment as provided in Section 4.3). Shares of Stock issuable in connection with any award under the Plan may consist of authorized but unissued shares or treasury shares.

      4.2     To the extent a Stock Option terminates without having been exercised, or shares awarded are forfeited, the shares subject to such award shall again be available for distribution in connection with future awards under the Plan, subject to the limitations set forth in Section 4.1, unless the forfeiting Participant received any benefits of ownership such as dividends from the forfeited award.

      4.3     In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, Stock dividend, Stock split, spin-off, split-up, split-off, distribution of assets or other change in corporate structure affecting the Stock, a substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion, shall be made in the aggregate number of shares reserved for issuance under the Plan, the number of shares subject to outstanding awards and the amounts to be paid by award holders or the Company, as the case may be, with respect to outstanding awards; provided, however, that no such adjustment shall increase the aggregate value of any outstanding award. In the event any change described in this Section 4.3 occurs and an adjustment is made in the outstanding Stock Options, a similar adjustment shall be made in the maximum number of shares covered by Stock Options that may be granted to any employee pursuant to Section 3.2(c).

      SECTION 5.     Eligibility

      Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.

      SECTION 6.     Stock Options

      6.1     The Stock Options awarded to officers and employees under the Plan may be of two types: (i) Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code or any successor provision thereto (“Section 422”); and (ii) Non-Qualified Stock Options. If any Stock Option does not qualify as an Incentive Stock Option, or the Committee at the time of grant determines that any Stock Option shall be a Non-Qualified Stock Option, it shall constitute a Non-Qualified Stock Option. Stock Options awarded to any Participant who is not an officer or employee of the Company or a Related Company shall be Non-Qualified Stock Options.

      6.2     Subject to the following provisions, Stock Options awarded to Participants under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine:

(a) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee.

(b) Option Term. The term of each Stock Option shall be fixed by the Committee, but in no event longer than one hundred twenty (120) months after the date of grant of such Stock Option.

(c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time in whole or in part.

(d) Method of Exercise. Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment of the purchase price. Payment of the purchase price shall be made in such manner as the Committee may provide in the award, which may include cash (including cash equivalents), delivery of shares of Stock acceptable to the Committee already owned by the optionee or subject to awards hereunder, any other manner permitted by law as determined by the Committee, or any combination of the foregoing. The Committee may provide that all or part of the shares received upon the exercise of a Stock Option which are paid for using Restricted Stock shall be restricted in accordance with the original terms of the award in question.

(e) No Stockholder Rights. An optionee shall have no rights to dividends or other rights of a stockholder with respect to shares subject to a Stock Option until the optionee has given written notice of exercise and has paid for such shares.

(f) Surrender Rights. The Committee may provide that Stock Options may be surrendered for cash upon any terms and conditions set by the Committee.

(g) Non-Transferability; Limited Transferability. A Stock Option Agreement may permit an optionee to transfer the Stock Option to his or her children, grandchildren or spouse (“Immediate Family”), to one or more trusts for the benefit of such Immediate Family members, or to one or more partnerships or limited liability companies in which such Immediate Family members are the only partners or members if (i) the agreement setting forth such Stock Option expressly provides that such Stock Option may be transferred only with the express written consent of the Committee, and (ii) the optionee does not receive any consideration in any form whatsoever for such transfer other than the receipt of an interest in the trust, partnership or limited liability company to which the non-qualified option is transferred. Any Stock Option so transferred shall continue to be subject to the same terms and conditions as were applicable to such Stock Option immediately prior to the transfer thereof. Any Stock Option not (x) granted pursuant to any agreement expressly allowing the transfer of such Stock Option or (y) amended expressly to permit its transfer shall not be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and such Stock Option shall be exercisable during the optionee’s lifetime only by the optionee.

(h) Termination of Relationship. If an optionee’s employment or other qualifying relationship with the Company or a Related Company terminates by reason of death, disability, retirement, voluntary or involuntary termination or otherwise, the Stock Option shall be exercisable to the extent determined by the Committee; provided, however, that unless employment or such other qualifying relationship is terminated for cause (as may be defined by the Committee in connection with the grant of any Stock Option), the Stock Option shall remain exercisable (to the extent that it was otherwise exercisable on the date of termination) for (A) at least six (6) months from the date of termination if termination was caused by death or disability or (B) at least ninety (90) days from the date of termination if termination was caused by other than death or disability. The Committee may provide that, notwithstanding the option term fixed pursuant to Section 6.2(b), a Stock Option which is outstanding on the date of an optionee’s death shall remain outstanding for an additional period after the date of such death.

(i) Option Grants to Participants Subject to Section 16. If for any reason any Stock Option granted to a Participant subject to Section 16 of the Exchange Act is not approved in the manner provided for in clause (d)(1) or (d)(2) of Rule 16b-3, neither the Stock Option (except upon its exercise) nor the Stock underlying the Stock Option may be disposed of by the Participant until six months have elapsed following the date of grant of the Stock Option, unless the Committee otherwise specifically permits such disposition.

      6.3     Notwithstanding the provisions of Section 6.2, no Incentive Stock Option shall (i) have an option price which is less than one hundred percent (100%) of the Fair Market Value (as defined below) of the Stock on the date of the award of the Stock Option (or less than one hundred ten percent (110%) of the Fair Market Value of the Stock on the date of award of the Stock Option if the Participant owns, or would be considered to own by reason of Section 424(d) of the Internal Revenue Code or any successor provision thereto, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company at the time of the grant of the Stock Option), (ii) be exercisable more than ten (10) years after the date such Incentive Stock Option is awarded (five (5) years after the date of award if the Participant owns, or would be considered to own by reason of Section 424(d) of the Internal Revenue Code or any successor provision thereto, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company at the time of the grant of the Stock Option), (iii) be awarded more than ten (10) years after the effective date of the Plan (or the latest restatement of the Plan) or (iv) be transferable other than by will or by the laws of descent and distribution. In addition, the aggregate Fair Market Value (determined as of the time a Stock Option is granted) of Stock with respect to which Incentive Stock Options granted after December 31, 1986 are exercisable for the first time by a Participant in any calendar year (under the Plan and any other plans of the Company or any subsidiary or parent corporation) shall not exceed $100,000. For purposes of the Plan, “Fair Market Value” in relation to a share of the Stock means, if the Stock is publicly traded, the mean between the highest and lowest quoted selling prices of the Common Stock on such date or, if not available, the mean between the bona fide bid and asked prices of the Common Stock on such date. In any situation not covered above, the Fair Market Value shall be determined by the Committee in accordance with one of the valuation methods described in Section 20.2031-2 of the Federal Estate Tax Regulations (or any successor provision thereto).

      SECTION 7.     Restricted Stock

      Subject to the following provisions, all awards of Restricted Stock to Participants shall be in such form and shall have such terms and conditions as the Committee may determine:

(a) The Restricted Stock award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock will vest. The vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or a Related Company, upon the attainment of specified performance goals or upon such other criteria as the Committee may determine.

(b) Stock certificates representing the Restricted Stock awarded to an employee shall be registered in the Participant’s name, but the Committee may direct that such certificates be held by the Company on behalf of the Participant. Except as may be permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the Participant until such share has vested in accordance with the terms of the Restricted Stock award. At the time Restricted Stock vests, a certificate for such vested shares shall be delivered to the Participant (or his or her designated beneficiary in the event of death), free of all restrictions.

(c) The Committee may provide that the Participant shall have the right to vote or receive dividends, or both, on Restricted Stock. The Committee may provide that Stock received as a dividend on, or in connection with a stock split of, Restricted Stock shall be subject to the same restrictions as the Restricted Stock.

(d) Except as may be provided by the Committee, in the event of a Participant’s termination of employment or other qualifying relationship with the Company or a Related Company before all of his or her Restricted Stock has vested, or in the event any conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of Restricted Stock which have not vested shall be forfeited, and the Committee may provide that the lower of (i) any purchase price paid by the Participant and (ii) the Restricted Stock’s aggregate Fair Market Value on the date of forfeiture shall be paid in cash to the Participant.

(e) The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the Participant’s Restricted Stock.

(f) If for any reason any Restricted Stock awarded to a Participant subject to Section 16 of the Exchange Act is not approved in the manner provided for in clause (d)(1) or (d)(2) of Rule 16b-3, the Restricted Stock may not be disposed of by the Participant until six months have elapsed following the date of award of the Restricted Stock, unless the Committee otherwise specifically permits such disposition.

      SECTION 8.     Election to Defer Awards

      The Committee may permit a Participant to elect to defer receipt of an award for a specified period or until a specified event, upon such terms as are determined by the Committee.

      SECTION 9.     Tax Withholding

      9.1     Each Participant shall, no later than the date as of which the value of an award first becomes includible in such person’s gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Committee (which may include delivery of shares of Stock already owned by the optionee or subject to awards hereunder) regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Related Company), shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

      9.2     To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, a Participant may elect to have the withholding tax obligation, or any additional tax obligation with respect to any awards hereunder, satisfied by (i) having the Company withhold shares of Stock otherwise deliverable to such person with respect to the award or (ii) delivering to the Company shares of unrestricted Stock.

      SECTION 10.     Amendments and Termination

      No awards may be granted under the Plan more than ten (10) years after the date of approval of the Plan by the stockholders of the Company. The Board may discontinue the Plan at any earlier time and may amend it from time to time. No amendment or discontinuation of the Plan shall adversely affect any award previously granted without the award holder’s written consent. Amendments may be made without stockholder approval except (i) if and to the extent necessary to satisfy any applicable mandatory legal or regulatory requirements (including the requirements of any stock exchange or over-the-counter market on which the Stock is listed or qualified for trading and any requirements imposed under any state securities laws or regulations as a condition to the registration of securities distributable under the Plan or otherwise), or (ii) as required for the Plan to satisfy the requirements of Section 162(m), Section 422 or any other non-mandatory legal or regulatory requirements if the Board of Directors deems it desirable for the Plan to satisfy any such requirements.

      SECTION 11.     Acceleration of Vesting in Certain Circumstances

      11.1     Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee and expressly set forth in the agreement evidencing the Stock Option or Restricted Stock award, in the event of a Change in Control, (i) each Stock Option outstanding under the Plan which is not otherwise fully vested or exercisable with respect to all of the shares of Stock at that time subject to such Stock Option shall automatically accelerate so that each such Stock Option shall, immediately upon the effective time of the Change in Control, become exercisable for all the shares of Stock at the time subject to such Stock Option and may be exercised for any or all of those shares as fully vested shares of Stock, and (ii) all shares of Restricted Stock outstanding under the Plan which are not otherwise fully vested shall automatically accelerate so that all such shares of Restricted Stock shall, immediately upon the effective time of the Change in Control, become fully vested, free of all restrictions.

      11.2     Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee and expressly set forth in the agreement evidencing the Stock Option or Restricted Stock award, in the event of a Corporate Transaction, (i) each Stock Option outstanding under the Plan which is not otherwise fully vested or exercisable with respect to all of the shares of Stock at that time subject to such Stock Option shall automatically accelerate so that each such Stock Option shall, immediately prior to the effective time of the Corporate Transaction, become exercisable for all the shares of Stock at the time subject to such Stock Option and may be exercised for any or all of those shares as fully vested shares of Stock, and (ii) all shares of Restricted Stock outstanding under the Plan which are not otherwise fully vested shall automatically accelerate so that all such shares of Restricted Stock shall, immediately prior to the effective time of the Corporate Transaction, become fully vested, free of all restrictions.

      11.3     As used in the Plan, a “Change in Control” shall be deemed to have occurred if:

(a) Individuals who, as of January 24, 2003, constitute the entire Board (“Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of a majority of the then Incumbent Directors (other than an election or nomination of an individual whose assumption of office is the result of an actual or threatened election contest relating to the election of directors of the Company), also shall be an Incumbent Director; or

(b) Any Person (as defined below) other than a Permitted Holder (as defined below) shall become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate fifty percent (50%) or more of either (i) the then outstanding shares of Stock or (ii) the Combined Voting Power (as defined below) of all then outstanding Voting Securities (as defined below) of the Company; provided, however, that notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this clause (b)solely as the result of:

(A) An acquisition of securities by the Company which, by reducing the number of shares of Stock or other Voting Securities outstanding, increases (i) the proportionate number of shares of Stock beneficially owned by any Person to fifty percent (50%) or more of the shares of Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to fifty percent (50%) or more of the Combined Voting Power of all then outstanding voting securities; or

(B) An acquisition of securities directly from the Company, except that this Paragraph (B) shall not apply to:

(1) any conversion of a security that was not acquired directly from the Company; or

(2) any acquisition of securities if the Incumbent Directors at the time of the initial approval of such acquisition would not immediately after (or otherwise as a result of) such acquisition constitute a majority of the Board.

      11.4     As used in the Plan, “Corporate Transaction” means (a) any merger, consolidation or recapitalization of the Company (or, if the capital stock of the Company is affected, any subsidiary of the Company), or any sale, lease or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (each of the foregoing being an “Acquisition Transaction”) where (i) the stockholders of the Company immediately prior to such Acquisition Transaction would not immediately after such Acquisition Transaction beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of (A) the then outstanding common stock of the corporation surviving or resulting from such merger, consolidation or recapitalization or acquiring such assets of the Company, as the case may be (the “Surviving Corporation”) (or of its ultimate parent corporation, if any) and (B) the Combined Voting Power of the then outstanding Voting Securities of the Surviving Corporation (or of its ultimate parent corporation, if any) or (ii) the Incumbent Directors at the time of the initial approval of such Acquisition Transaction would not immediately after such Acquisition Transaction constitute a majority of the board of directors of the Surviving Corporation (or of its ultimate parent corporation, if any) or (b) the liquidation or dissolution of the Company.

      11.5     For purposes of this Section 11:

(a) “Combined Voting Power” shall mean the aggregate votes entitled to be cast generally in the election of directors of a corporation by holders of the then outstanding Voting Securities of such corporation;

(b) “Permitted Holder” shall mean (i) the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (ii) to the extent they hold securities in any capacity whatsoever, Craig H. Neilsen and Ray Neilsen and their respective estates, spouses, heirs, ancestors, lineal descendants, stepchildren, legatees and legal representatives, and the trustees of any bona fide trusts of which one or more of the foregoing are the sole beneficiaries or grantors thereof and (iii) any Person controlled, directly or indirectly, by one or more of the foregoing Persons referred to in the immediately preceding clause (ii), whether through the ownership of voting securities, by contract, in a fiduciary capacity, through possession of a majority of the voting rights (as directors and/or members) of a not-for-profit entity, or otherwise;

(c) “Person” shall mean any individual, entity (including, without limitation, any corporation (including, without limitation, any charitable corporation or private foundation), partnership, limited liability company, trust (including, without limitation, any private, charitable or split-interest trust), joint venture, association or governmental body) or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act and the rules and regulations thereunder); provided, however, that “Person” shall not include the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its majority-owned subsidiaries or any entity organized, appointed or established by the Company or such subsidiary for or pursuant to the terms of any such plan; and

(d) “Voting Securities” shall mean all securities of a corporation having the right under ordinary circumstances to vote in an election of the board of directors of such corporation.

      SECTION 12.     General Provisions

      12.1     If the granting of any award under the Plan or the issuance, purchase or delivery of Stock thereunder shall require, in the determination of the Committee from time to time and at any time, (i) the listing, registration or qualification of the Stock subject or related thereto upon any securities exchange or over-the-counter market or under any federal or state law or (ii) the consent or approval of any government regulatory body, then any such award shall not be granted or exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions, if any, as shall be acceptable to the Committee. In addition, in connection with the granting or exercising of any award under the Plan, the Committee may require the recipient to agree not to dispose of any Stock issuable in connection with such award, except upon the satisfaction of specified conditions, if the Committee determines such agreement is necessary or desirable in connection with any requirement or interpretation of any federal or state securities law, rule or regulation.

      12.2     Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements. Neither the adoption of the Plan nor any award hereunder shall confer upon any employee of the Company, or of a Related Company, any right to continued employment, and no award under the Plan shall confer upon any director any right to continued service as a director.

      12.3     Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

      12.4     No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board or the Committee and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

      SECTION 13.     Effective Date of Plan

      The Plan shall be effective upon the approval of the Plan by (i) the Board of Directors of the Company and (ii) the stockholders of the Company acting by a majority of the votes cast at a duly held meeting of stockholders at which a quorum representing at least a majority of the outstanding shares is, either in person or by proxy, present and voting on the Plan.

      The Plan was duly approved by the Board of Directors of the Company on December 8, 2000.

REVOCABLE PROXY

AMERISTAR CASINOS, INC.
ANNUAL MEETING OF STOCKHOLDERS — JULY 18, 2003

The undersigned stockholder(s) of Ameristar Casinos, Inc. (the “Company”) hereby nominates, constitutes and appoints Craig H. Neilsen, Gordon R. Kanofsky and Peter C. Walsh, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Ameristar Casinos, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Venetian Hotel, 3355 Las Vegas Blvd. South, Las Vegas, Nevada 89109, at 2:00 p.m. (local time) on Friday, July 18, 2003, and any and all adjournments or postponements thereof (the “Meeting”), with respect to the matters described in the accompanying Proxy Statement, and in their discretion, on such other matters which properly come before the Meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

THE BOARD OF DIRECTORS RECOMMENDS: (1) A VOTE OF “AUTHORITY GIVEN” FOR THE ELECTION OF THE NOMINEES AS DIRECTORS, AND (2) A VOTE OF “FOR” ON THE PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER TO 5,500,000. THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “AUTHORITY GIVEN” FOR THE ELECTION OF THE NOMINEES AS DIRECTORS AND “FOR” SUCH OTHER PROPOSAL UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED
PRIOR TO ITS EXERCISE. PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY.

DETACH PROXY CARD HERE

Please Detach Here
You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope

1.	Election of Directors	☐	AUTHORITY GIVEN to vote for the nominees listed below (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for the nominees

(Instructions: To withhold authority to vote for any nominee, strike a line through such nominee's name below.)

Class B Directors:               Thomas M. Steinbauer              Leslie Nathanson Juris

2. Proposal to Approve an Amendment to the Company’s Amended and Restated 1999 Stock Incentive Plan to increase the number of shares available for issuance thereunder to 5,500,000.	IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof. Neither the Board of Directors nor management currently knows of any other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.	I DO	☐	DO NOT	☐	EXPECT TO ATTEND THE MEETING.

Number of Persons:

Dated:	, 2003

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(Signature of Stockholder)

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(Signature of Stockholder)

Please date this Proxy and sign your name as it appears on your stock certificates. (Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign).